UP TO USD 15,000,000 SUPER SENIOR REVOLVING FACILITY AGREEMENT
dated 8 December 2017

for

EAGLE BULK SHIPCO LLC
as Company

THE FINANCIAL INSTITUTIONS
Listed in Schedule 1 as original lenders

ABN AMRO CAPITAL USA LLC
as mandated lead arranger

and

ABN AMRO CAPITAL USA LLC
as agent

CONTENTS
Clauses	Page

1.	DEFINITIONS AND INTERPRETATION 4

2.	THE FACILITY 23

3.	PURPOSE 23

4.	CONDITIONS OF UTILISATION 24

5.	UTILISATION 24

6.	REPAYMENT 25

7.	ILLEGALITY, PREPAYMENT AND CANCELLATION 26

8.	INTEREST 29

9.	INTEREST PERIODS 30

10.	CHANGES TO THE CALCULATION OF INTEREST 30

11.	FEES 32

12.	TAX GROSS UP AND INDEMNITIES 32

13.	INCREASED COSTS 37

14.	OTHER INDEMNITIES AND DAMAGE WAIVER 39

15.	MITIGATION BY THE LENDERS 41

16.	COSTS AND EXPENSES 41

17.	SECURITY 42

18.	REPRESENTATIONS 42

19.	INFORMATION UNDERTAKINGS 46

20.	FINANCIAL COVENANTS 49

21.	GENERAL UNDERTAKINGS 49

22.	EVENTS OF DEFAULT 57

23.	CHANGES TO THE OBLIGORS 60

24.	CHANGES TO THE LENDERS 60

25.	ROLE OF THE AGENT 64

26.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES 69

27.	SHARING AMONG THE FINANCE PARTIES 70

28.	PAYMENT MECHANICS 71

29.	SET-OFF 74

30.	NOTICES 75

31.	CALCULATIONS AND CERTIFICATES 77

32.	PARTIAL INVALIDITY 77

33.	REMEDIES AND WAIVERS 77

34.	AMENDMENTS AND WAIVERS 77

35.	CONFIDENTIALITY 79

36.	COUNTERPARTS 80

37.	GOVERNING LAW AND ENFORCEMENT 80

Schedules    Page

1.	THE ORIGINAL PARTIES 83

2.	CONDITIONS PRECEDENT 84

3.	UTILISATION REQUEST 87

4.	FORM OF TRANSFER CERTIFICATE 88

5.	FORM OF COMPLIANCE CERTIFICATE 90

6.	INITIAL VESSELS 91

THIS AGREEMENT is dated8 December 2017 and made between:

(1)
EAGLE BULK SHIPCO LLC, a company incorporated in the Marshall Islands with registration no. 963693, having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island Majuro, Marshall Islands MH96960 as borrower (the "Company");

(2)	ABN AMRO CAPITAL USA LLC of 100 Park Avenue, 17th Floor, 10017 NY, New York, USA as mandated lead arranger (the "Mandated Lead Arranger");

(3)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 as lenders (the "Original Lenders"); and

(4)	ABN AMRO CAPITAL USA LLC of 100 Park Avenue, 17th Floor, 10017 NY, New York, USA as agent of the other Finance Parties (the "Agent").
IT IS AGREED as follows:
SECTION 1
INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions
In this Agreement:
"Additional Vessels" means any second-hand dry bulk carriers built in 2010 or later, acquired (i) by using Excess Cash and/or new equity or Shareholder Loans, and/or (ii) using proceeds from a Permitted Disposal.
"Affiliate" means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.
"Agent's Spot Rate of Exchange" means the Agent's spot rate of exchange for the purchase of the relevant currency with the Base Currency in the Norwegian foreign exchange market at or about 11:00 a.m. (New York time) on a particular day.
"Approved Brokers" means each of:

(a)	Braemar;

(b)	Fearnleys;

(c)	Howe Robinson;

(d)	Arrow;

(e)	Clarksons Platou; and

(f)	Simpson Spence Young.
"Approved Classification Society" means:

(a)	Lloyd's Register;

(b)	DNV-GL;

(c)	Class NK; and

(d)	American Bureau of Shipping.
"Approved Flag State" means any of the Republic of the Marshall Islands, Liberia, United Kingdom, Hong Kong, Bermuda, Isle of Man or another flag state acceptable to the Lenders.
"Assignment of Earnings" means the assignments of all earnings and requisition compensation related to each Vessel by the relevant Vessel Owner through a general assignment, in each case to the extent (i) not included in the Charter Contract Assignments and (ii) permitted pursuant to the relevant Charter Contract (the Company and/or Vessel Owners to use its reasonable endeavours to obtain consent from the charterer or other debtor under Charter Contracts with firm duration of more than 12 months) and applicable law, with notice only to be given to the relevant charterer in case of Charter Contracts with firm duration of more than 12 months.
"Assignment of Insurances" means the assignments of claims of each Vessel Owner under the Mandatory Insurances covering its Vessel.
"Assignment of Intra-Group Debt" means limited recourse assignment over all claims from the Parent, and/or any member of the Group against any member of the Group (including but not limited to Intra-Group Debt, Cash Pool Receivables and Shareholder Loans), which limited recourse assignment shall provide that the sole recourse against each assignor under the assignment shall be with respect to the claim assigned against any member of the Group.
"Authorisation" means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.
"Availability Period" means the period from and including the Closing Date to and including the date falling 1 (one) Month prior to the Termination Date.
"Available Commitment" means a Lender's Commitment minus:

(a)	the Base Currency Amount of its participation in any outstanding Loans; and

(b)	in relation to any proposed Utilisation, the Base Currency Amount of its participation in any Loans that are due to be made on or before the proposed Utilisation Date, other than that Lender's participation in any Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date.
"Available Facility" means the aggregate for the time being of each Lender's Available Commitment.
"Bank Facility" has the meaning given to such term in the Bond Terms.
"Base Currency" means USD.
"Base Currency Amount" means, in relation to a Utilisation, the amount specified in the Utilisation Request delivered by the Company for that Utilisation (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent's Spot Rate of Exchange on the date which is three Business Days before the Utilisation Date or, if later, on the date the Agent receives the Utilisation Request) adjusted to reflect any repayment or prepayment of a Utilisation.
"Bonds" means the debt instruments issued by the Company under the Bond Terms.
"Bond Finance Documents" has the meaning given to the term "Finance Documents" in the Bond Terms.
"Bond Issue" means the issuance by the Company of Bonds under the Bond Terms in the amount of up to USD 200,000,000.

"Bond Security Documents" means pledges in favour of the Bond Trustee over the Escrow Account and the Debt Service Retention Account.
"Bond Terms" means the terms and conditions relating to the bond loan agreement to be entered into on or around the date hereof between, among others, the Company as issuer and as the Bond Trustee as bond trustee.
"Bond Trustee" means Nordic Trustee AS as bond trustee on behalf of the holders of the Bonds.
"Break Costs" means the amount (if any) by which:

(a)
the interest (less the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)
the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

"Business Day" means a day (other than a Saturday or Sunday) and:

(a)	in relation to a day on which LIBOR is to be fixed, a day on which banks are open for general business in London and New York; and

(b)	in relation to a day on which a payment is to be made, a day on which banks are open for general business in New York, Amsterdam and London.
"Cash Pool Receivables" means receivables created under any cash pool arrangement with a bank or financial institution (always subject to any prior right under such cash pool arrangement for the benefit of the bank or financial institution as a provider thereof).
"Charter Contract" means any charter or agreement for the employment of a Vessel.
"Charter Contract Assignments" means the assignments in favour of the Security Agent (on behalf of the Secured Parties) of the rights of each Vessel Owner under any Charter Contract having a firm duration of minimum 18 months (provided that an assignment is permitted pursuant to the terms of the Charter Contract and applicable law (it being understood that the Company shall use reasonable efforts to agree a Charter Contract that allows assignment)), and the Company shall give notice and use its reasonable endeavours to obtain consent and acknowledgement of such assignment from the charterer.
"Closing Date" means the date of the first Utilisation under this Agreement, not to occur later than 19 January 2018.
"Commercial Manager" means Eagle Bulk Management LLC.
"Commitment" means:

(a)
in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading "Facility" in Schedule 1 (the Original Parties) and the amount of any other Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in the Base Currency of any Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by the Lender under this Agreement.
"Compliance Certificate" means a certificate substantially in the form set out in Schedule 5 (Form of Compliance Certificate).
"Confidential Information" means all information relating to the Group or the Finance Documents of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under the Finance Documents from either:

(a)	any member of the Group, its owners, or any of its respective advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 35 (Confidentiality); or

(ii)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(iii)
is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

"Cure Vessel" means an otherwise unencumbered vessel (other than a Vessel) in respect of which a first priority mortgage and other security based on the existing Security Documents is provided by the Group in favour of the Security Agent (on behalf of the Secured Parties) as additional security.
"Debt Documents" has the meaning given to it in the Intercreditor Agreement.
"Debt Service Retention Account" means the Company's account no. 13796003 with DNB Bank ASA, New York branch.
"Decisive Influence" means a person having, as a result of an agreement or through the ownership of shares or interests in another person (directly or indirectly):

(a)	a majority of the voting rights in that other person; or

(b)	a right to elect or remove a majority of the members of the board of directors of that other person.
"Default" means an Event of Default or any event or circumstance specified in Clause 22 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.
"Defaulting Lender" means any Lender:

(a)
which has failed to make its participation in a Loan available or has notified the Agent that it will not make its participation in a Loan available by the Utilisation Date of that Loan in accordance with Clause 5.4 (Lender's Participation);

(b)	which has otherwise rescinded or repudiated a Finance Document; or

(c)	with respect to which an Insolvency Event has occurred and is continuing;
unless, in case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and
such payment is made within five (5) Business Days of its due date; or

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.
"Disposal Account" means an account in the name of the Company with a (a) any Norwegian banking institution, (b) the Agent or (c) any other bank having a credit rating of A- or better.
"Disposal Account Pledge" means a charge over the Disposal Account, pledged and blocked in favour of the Security Agent (on behalf of the Secured Parties).
"Distribution" mean any (i) payment of dividend on shares (whether in cash or in kind), (ii) repurchase of own shares, (iii) redemption of share capital or other restricted equity with repayment to shareholders, or (iv) repayment of subordinated capital, (v) any other similar distribution or transfers of value to the direct and indirect shareholders of any member of the Group or the Affiliates of such direct and indirect shareholders.
"Disruption Event" means either or both of:

(a)
a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents, and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.
"Earnings Account" means the earnings account of each Vessel Owner with ABN AMRO Bank N.V.
"Earnings Account Pledge" means Dutch law charges over the Earnings Account of each Vessel Owner (provided such charge is permitted pursuant to the relevant account agreements), pledged but not blocked in favour of the Security Agent (on behalf of the Secured Parties).

"EBITDA" has the meaning given to that term in Clause 20.1 (Financial Definitions).
"Environment" means humans, animals, plants and all other living organisms including the ecological systems of which they form part and the following media:

(a)	air (including, without limitation, air within natural or man-made structures, whether above or below ground);

(b)	water (including, without limitation, territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

(c)	land (including, without limitation, land under water).
"Environmental Claim" means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law.
"Environmental Law" means any applicable law or regulation which relates to:

(a)	the pollution or protection of the Environment;

(b)	the conditions of the workplace; or

(c)
the generation, handling, storage, use, release or spillage of any substance which, alone or in combination with any other, is capable of causing harm to the Environment, including without limitation, any waste.

"Escrow Account" means the Company's accounts no. NO09 1250 0572335 with DNB Bank ASA, Oslo, Norway and no. 13796005 with DNB Bank ASA, New York branch.
"Event of Default" means any event or circumstance specified as such in Clause 22 (Events of Default).
"Excess Cash" means any Free Liquidity in excess of USD 20,000,000.
"Existing Indebtedness" means the Bank Facility and the PIK Note.
"FA Act" means the Norwegian Financial Agreements Act of 25 June 1999 No. 46.
"Facility" means the revolving credit facility made available under this Agreement as described in Clause 2.1 (the Facility).
"Facility Office" means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five (5) Business Days' written notice) as the office or offices through which it will perform its obligations under this Agreement.
"FATCA" means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)
any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)
any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

"FATCA Application Date" means:

(a)	in relation to a "withholdable payment" described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;

(b)
in relation to a "withholdable payment" described in section 1473(1)(A)(ii) of the Code (which relates to "gross proceeds" from the disposition of property of a type that can produce interest from sources within the US), 1 January 2019; or

(c)	in relation to a "passthru payment" described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2019, or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.
"FATCA Deduction" means a deduction or withholding from a payment under a Finance Document required by FATCA.
"FATCA Exempt Party" means a Party that is entitled to receive payments free from any FATCA Deduction.
"Fee Letter" means (i) any letter or letters dated on or about the date of this Agreement between the Agent and the Company setting out any of the fees referred to in Clause 11 (Fees) and (ii) any agreement setting out fees payable to a Finance Party referred to in Clause 11 (Fees).
"Finance Document" means this Agreement, any Fee Letter, any Compliance Certificate, any Utilisation Request, the Intercreditor Agreement, the Security Documents and any other document designated as a "Finance Document" by the Agent and the Company.
"Finance Party" means the Agent or a Lender.
"Financial Indebtedness" means any indebtedness for or in respect of:

(a)	moneys borrowed and debt balances at banks or other financial institutions;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialized equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)
the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as finance or capital lease (meaning that the lease is capitalised as an asset and booked as a corresponding liability in the balance sheet);

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis provided that the requirements for de-recognition under GAAP are met);

(f)
any derivative transaction entered into and, when calculating the value or any derivative transaction, only the marked to market value (or, if any actual amount us due as a result of the termination or close-out of that derivative transaction, that amount shall be taken into account);

(g)
any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of an underlying liability of a person which is not a member of the Group which liability would fall within one of the other paragraphs of this definition;

(h)	any amount raised by the issue of redeemable shares which are redeemable (other than at the option of the Company) before the Termination Date or are otherwise classified as borrowings under GAAP;

(i)
any amount of any liability under an advance or deferred purchase agreement, if (a) the primary reason behind entering into the agreement is to raise finance or (b) the agreement is in respect of the supply of assets or services and payment is due more than 120 calendar days after the date of supply;

(j)
any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing or otherwise being classified as a borrowing under GAAP; and

(k)	without double counting, the amount of any liability in respect of any guarantee for any of the items referred to in paragraphs (a) to (j) above.
"Financial Support" means any loans, guarantees, Security or other financial assistance (whether actual or contingent).
"Free Liquidity" means the freely available, unrestricted and unencumbered consolidated cash balance of the Group as defined in accordance with GAAP, including any Available Commitment (provided that remaining term of the Facility is no less than six (6) Months).
"GAAP" means IFRS.
"General Manager" means Eagle Bulk Management LLC (a 100% indirect subsidiary of the Parent).
"General Management Agreement" means the agreement for overhead sharing and general management services provided to the Company and each Vessel Owner and entered into between the General Manager and the relevant member of the Group.
"Green Passport" means a document listing all the potentially hazardous materials on board a Vessel, in form and substance satisfactory to the Agent.
"Group" means the Company and its Subsidiaries from time to time.
"Guarantee Agreements" means the guarantee agreements dated on or about the date of this Agreement, entered into in respect thereof between, amongst others, the Guarantors and the Security Agent (on behalf of the Secured Parties).
"Guarantor Share Pledge" means the pledges in favour of the Security Agent (on behalf of the Secured Parties) over all the shares (100 per cent.) in each Guarantor, together with, inter alia, letters of resignation (effective upon an Event of Default) from current board members and covenants to obtain such from future board members.
"Guarantors" means the Vessel Owners, and each additional Vessel Owner that has become a Guarantor by delivery of a guarantee agreement in the form of the Guarantee Agreements and that have complied with the conditions precedent applicable or relating to the Guarantors as set out in Schedule 2 (Conditions Precedent).
"Holding Company" means, in relation to a person, any other person in respect of which it is a Subsidiary.
"IFRS" means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.
"Initial Vessels" means the dry bulk carriers set out in Schedule 6 hereto.

"Insolvency Event" in relation to a Finance Party means that the Finance Party:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)
institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)
has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation;

(ii)	is not dismissed, discharged, stayed or restrained in each case within thirty days of the institution or presentation thereof;

(f)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(g)
seeks or becomes subject to the appointment of an administrator, judicial manager, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets;

(h)
has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within thirty days thereafter;

(i)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (h) above; or

(j)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.
"Intercreditor Agreement" means the intercreditor agreement dated on or about the date of this Agreement, entered into between, amongst others, the Company, the Security Agent, the Bond Trustee and the Agent.
"Interest Period" means, in relation to a Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest).

"Interpolated Screen Rate" means, in relation to LIBOR, the rate which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest period of that Loan, each as of 11 a.m.
"Intra-Group Debt" means any loans made between members of the Group.
"Issuer Share Pledge" means the limited recourse pledge in favour of the Security Agent (on behalf of the Secured Parties) over all the shares (100 per cent.) in the Company, together with, inter alia, letters of resignation (effective upon an Event of Default) from current board members and covenants to obtain such from future board members. The sole recourse against the Parent under the share pledge shall be shall in respect of the pledged shares.
"Legal Reservations" means:

(a)
the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)	the time barring of claims under applicable law;

(c)	similar principles, rights and defences under the laws of any relevant jurisdiction; and

(d)
any other matters which are set out as qualifications or reservations as to matters of law of general application in any legal opinions delivered to the Agent pursuant to Clause 4.1 (Initial conditions precedent).

"Lender" means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 24.1 (Assignments and transfers by Lenders).
"Leverage Ratio" means the ratio of (i) amounts outstanding under the Finance Documents or the Bond Finance Documents , less (a) any amounts standing to the Company's credit on any of the Escrow Account, the Debt Service Retention Account and the Disposal Account and (b) freely available, unrestricted and unencumbered consolidated cash balance of the Group as defined in accordance with GAAP (other than such restrictions and encumbrances made in favour of the Agent, the Bond Trustee or the Security Agent), to the aggregate of (i) the total book value of the Vessels in accordance with GAAP, and, (ii) the total Market Value of any Cure Vessels.
"LIBOR" means in relation to any Loan:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the currency or Interest Period of that Loan) the Interpolated Screen Rate for that Loan; or

(c)	if

(i)	no Screen Rate is available for the Interest Period of that Loan; and

(ii)	it is not possible to calculate an Interpolated Screen Rate for that Loan, the Reference Bank Rate,
as of, in the case of paragraph (a) and (c) above, 3 pm. on the Quotation Day for the currency of that Loan for a period equal in length to the Interest Period of that Loan, and, if any such rate is below zero, LIBOR will be deemed to be zero.
"LMA" means the Loan Market Association.
"Loan" means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.
"Majority Lenders" means a Lender or Lenders whose Commitments aggregate more than 66 2/3% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3% of the Total Commitments immediately prior to the reduction).
"Margin" means 2.00 per cent p.a.
"Market Disruption Event" has the meaning given to it in Clause 10.2 (Market disruption).
"Market Value" means the fair market value of the vessel(s) determined as the arithmetic mean of independent valuations of the vessel(s) obtained from (i) two Approved Brokers or (ii) two independent and well-reputed sale and purchase brokers familiar with the market for the vessel(s) appointed by the Company and approved by the Agent. Such valuation shall be made on the basis of a sale for prompt delivery for cash at arm’s length on normal commercial terms as between a willing seller and willing buyer, on an "as is where is" basis, free of any existing charters or other contracts for employment.
"Material Adverse Effect" means:

(a)
a material adverse change in, or a material adverse change on, the operations, business, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole; or

(b)
a material adverse effect on (i) the ability of the Company to perform its obligations under the Finance Documents, (ii) the legality, validity, binding effect or enforceability against the Company or any Finance Document to which it is a party or (iii) the rights, remedies and benefits available to, or conferred upon, the Finance Parties under any Finance Document.

"Month" means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)
if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; and

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.
The above rules will only apply to the last Month of any period.
"Mortgages" means the mortgages in favour of the Security Agent (on behalf of the Secured Parties) governed by the laws of the relevant Approved Flag State over each Vessel including all relevant equipment being legally part of that Vessel under the applicable law (including any deed of covenants supplemental to the Mortgages and to the security thereby created between the Company and the Security Agent).

"New Lender" has the meaning given to that term in Clause 24.1 (Assignments and transfers by Lenders).
"Net Profit" means the consolidated net profit (or loss) in accordance with GAAP according to the latest relevant financial statement(s).
"Obligors" means the Company and the Guarantors.
"Original Financial Statements" means in relation to the Company, the pro forma balance sheet as of 8 December 2017.
"Parent" means Eagle Bulk Shipping Inc.
"Parent Group" means the Parent and its Subsidiaries from time to time.
"Participating Member State" means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.
"Party" means a party to this Agreement.
"Permitted Acquisition" means an acquisition by the Company of an additional Vessel Owner provided that such additional Vessel Owner becomes a Guarantor.
"Permitted Chartering" means the chartering-in of vessels from (i) another member of the Group and/or (ii) an entity not being a member of the Group for a period which in each case is less than 12 months, as well as the operation and chartering-out of vessels mentioned in (i) and (ii), except for any chartering-in and chartering-out on a demise or bareboat basis.
"Permitted Disposal" means any disposal of a Vessel or the shares in a Vessel Owner, provided that the Net Proceeds received in connection with such disposal are paid directly into the Disposal Account.
"Permitted Distribution" has the meaning given to such term in Clause 21.20 (Distributions).
"Permitted Financial Indebtedness" means the Existing Indebtedness (to be refinanced upon the first release of funds from the Escrow Account), and any Financial Indebtedness:

(a)	incurred under the Finance Documents;

(b)	incurred by the Company's issuance of the Bonds pursuant to the Bond Terms;

(c)	in the form of Shareholder Loans;

(d)	in the form of Intra-Group Debt;

(e)	incurred under any Permitted Hedging Obligation;

(f)
arising under any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of an underlying liability in the ordinary course of business of a member of the Group;

(g)	under any pension and tax liabilities incurred in the ordinary course of business; or

(h)	arising in the ordinary course of business and not exceeding USD 3,000,000 in aggregate for the Group.
"Permitted Financial Support" means any Financial Support:

(a)	by way of Permitted Loans; and

(b)	by way of Permitted Guarantees
"Permitted Guarantees" means:

(a)	any guarantee obligation arising under or out of the Finance Documents;

(b)	granted in relation to any Permitted Financial Indebtedness;

(c)	any guarantee granted in the ordinary course of business; and

(d)	any guarantees required under any Vessel Management Agreement.
"Permitted Hedging Obligation" means any unsecured obligations of any member of the Group under a derivative transaction entered into in the ordinary course of business of the Group and for non-speculative purposes.
"Permitted Loan" means:

(a)	any Financial Indebtedness or loan made by and between members of the Group (including cash pooling arrangements to the extent allowed under applicable law);

(b)	deposits of Cash with financial institutions for cash management purposes or in the ordinary course of business;

(c)	any Financial Indebtedness or loan made or credit extended by any member of the Group to its customers in the ordinary course of business; and

(d)	any Financial Indebtedness or Financial Support arising out of any Permitted Guarantee or Permitted Security.
"Permitted Security" means any Security granted to secure the Existing Indebtedness (up and until Closing) and any Security:

(a)	created under the Security Documents and the Bond Security Documents;

(b)	arising in the ordinary course of banking arrangements for the purpose of netting debt and credit balances of members of the Group;

(c)	arising by operation of law;

(d)	any pledge of the Defeasance Account; or

(e)	arising in the ordinary course of business which does not exceed USD 5,000,000 (or its equivalent in other currencies) in aggregate for the Group at any time.
"Person" means any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality).
"PIK Note" has the meaning given to such term in the Bond Terms.
"Prohibited Person" means any Person (whether designated by name or by reason of being included in a class of Persons) against whom Sanctions are directed.
"Quotation Day" means, in relation to any period for which an interest rate is to be determined or a currency selected two Business Days before the first day of that period.

"Reference Bank Rate" means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Reference Banks in relation to LIBOR, as the rate at which the relevant Reference Bank could borrow funds in the London interbank market for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period.
"Reference Banks" means the principal offices of ABN AMRO Capital USA LLC or such other banks as may be appointed by the Agent in consultation with the Company.
"Relevant Interbank Market" means the London interbank market.
"Relevant Person" means:

(a)	each member of the Group; and

(b)	each of their directors, officers and employees.
"Repeating Representations" means each of the representations set out in Clauses 18.1 (status) to 18.6 (governing law and enforcement), 18.10 (no default), and 18.12 (financial statements) to 18.17 (centre of main interest).
"Representative" means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.
"Rollover Loan" means one or more Loans:

(a)	made or to be made on the same day that a maturing Loan is due to be repaid;

(b)	the aggregate amount of which is equal to or less than the amount of the maturing Loan;

(c)	in the same currency as the maturing Loan; and

(d)	made or to be made to the Company for the purpose of refinancing a maturing Loan.
"Sanctions" means any laws, regulations or orders concerning trade, economic or financial sanctions or embargoes imposed by any Sanctions Authority.
"Sanctions Authority" means the U.S. Department of the Treasury's Office of Foreign Assets Control, the U.S. Department of State, the United Nations Security Council, the European Union and/or Her Majesty's Treasury.
"Screen Rate" means:

(a)
in relation to LIBOR, the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant period displayed on Reuters screen page LIBOR01 or LIBOR02 of the Reuters screen page;

(b)
or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters. If such page or service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Company and in accordance with market practice in the Relevant Interbank Market.

"Secured Obligations" has the meaning given to it in the Intercreditor Agreement.
"Secured Parties" has the meaning given to it in the Intercreditor Agreement.
"Security" means a mortgage, charge, pledge, lien, security assignment or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

"Security Agent" means Nordic Trustee AS (company no. 963 342 624), or such other person appointed as "Security Agent" in accordance with the terms of the Intercreditor Agreement.
"Security Documents" means each of the documents referred to in Clause 17 (Security) and all such other documents and instruments which may be entered into or executed at any time with or in favour of the Security Agent (on behalf of the Secured Parties) as security for the Secured Obligations.
"Shareholder Loan" means any existing or future loan (including accumulated interest) provided to the Company by any direct or indirect shareholders of the Company or Affiliate not being a member of the Group, and provided that such loans are fully subordinated to (a) the Secured Obligations and (b) the Intra-Group Debt, and provided that no cash interest payment or repayment of principal shall occur prior to the Termination Date other than by a Permitted Distribution or by way of conversion to equity.
"Signing Date" means the date of this Agreement.
"Subsidiary" means an entity over which another entity or person has Decisive Influence.
"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).
"Technical Manager" means Eagle Ship Management LLC.
"Termination Date" means the earlier of (i) 8 December 2022 and (ii) the date falling three (3) months prior to the final maturity date for the Bonds.
"Top Account Pledge" means a charge over the top account in any cash pool structure of the Group, or, if no such cash pool is in place, the operating account of the Company, pledged but not blocked in favour of the Security Agent (on behalf of the Secured Parties).
"Total Commitments" means the aggregate of the Commitments, being USD 15,000,000 at the Signing Date.
"Transfer Certificate" means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Agent and the Company.
"Transfer Date" means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Transfer Certificate; and

(b)	the date on which the Agent executes the relevant Transfer Certificate.
"Unpaid Sum" means any sum due and payable but unpaid by the Company under the Finance Documents.
"US Tax Obligor" means:

(a)	an Obligor which is resident for tax purposes in the US; or

(b)	an Obligor whose some or all of payments under the Finance Documents are from sources within the US for US federal income tax purposes.
"USD" means US Dollars, being the lawful currency of the United States of America.
"Utilisation" means a utilisation under the Facility.
"Utilisation Date" means the date of a Utilisation, being the date on which a Loan is to be made.

"Utilisation Request" means a notice substantially in the form set out in Schedule 3 (Utilisation Request).
"VAT" means value added tax as provided for in the Value Added Tax Act of 19 June 2009, No. 58 (in Norwegian: merverdiavgiftsloven) and any other tax of a similar nature.
"Vessel" means any of:

(a)	the Initial Vessels;

(b)	any Additional Vessels; and

(c)	any other dry bulk vessel owned by any member of the Group.
"Vessel Manager" means (i) the Commercial Manager, (ii) the Technical Manager and/or (iii) any other entity (being an entity within the Parent Group or a third party acceptable to the Agent) entering into a Vessel Management Agreement with a Vessel Owner on terms no less favourable to such Vessel Owner than arms-length terms and otherwise in compliance with the term hereof.
"Vessel Management Agreements" means any commercial, crewing and/or technical management agreements for the Vessels (as amended from time to time) entered into between each of the Vessel Owners and the respective Vessel Manager.
"Vessel Owner" means an owner of a Vessel, each being a single purpose limited liability company.

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)
the "Agent", any "Finance Party", any "Lender", any "Obligor", the "Security Agent" or any "Party" shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	"assets" includes present and future properties, revenues and rights of every description;

(iii)	a "Finance Document" or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(iv)	"indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(v)
a "person" includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership or other entity (whether or not having separate legal personality);

(vi)
a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(vii)	a provision of law is a reference to that provision as amended or re-enacted; and

(viii)	a time of day is a reference to New York time unless specified otherwise herein.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)
Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default (other than an Event of Default) is "continuing" if it has not been remedied or waived and an Event of Default is "continuing" if it has not been remedied or waived.
SECTION 2
THE FACILITY

2.	THE FACILITY

2.1	The Facility
Subject to the terms of this Agreement, the Lenders make available to the Company a revolving credit facility in an aggregate amount equal to the Total Commitments which may be utilised by way of drawing of Loans.

2.2	Finance Parties' rights and obligations

(a)
The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)
The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from the Company shall be a separate and independent debt.

(c)	A Finance Party may, except as specifically provided in the Finance Documents, separately enforce its rights under or in connection with the Finance Documents.

3.	PURPOSE

3.1	Purpose
The Company shall apply all amounts borrowed by it under the Facility towards:

(a)	acquisitions of Additional Vessels, or additional Vessel Owners, as the case may be; and

(b)	general corporate and working capital purposes of the Group, including, but not limited to working capital and capital expenditure.
For the avoidance of doubt, any amounts borrowed under the Facility may not be used to finance purchases of Bonds by the Group.

3.2	Monitoring
No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent
The Lenders will only be obliged to comply with Clause 5.4 (Lenders' participation) in relation to any Utilisation if on or before the Utilisation Date for that Utilisation, the Agent has received all of the documents and other evidence listed in Part I of Schedule 2 (Conditions precedent) in form and substance satisfactory to the Agent. The Agent shall notify the Company and the Lenders promptly upon being so satisfied.

4.2	Further conditions precedent
Subject to Clause 4.1 (Initial conditions precedent), the Lenders will only be obliged to comply with Clause 5.4 (Lenders' participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)
in the case of a Rollover Loan, no Event of Default is continuing or would result from the proposed Loan and, in the case of any other Loan, no Default is continuing or would result from the proposed Loan; and

(b)
in relation to any Utilisation on the Closing Date, all the representations and warranties in Clause 18 (Representations) or, in relation to any other Utilisation, the Repeating Representations to be made by the Company are true in all material respects.

4.3	Maximum number of Loans
The Company may only deliver three (3) Utilisation Requests in any financial quarter.
SECTION 3
UTILISATION

5.	UTILISATION

5.1	Delivery of a Utilisation Request
The Company may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request no later than three (3) Business Day's prior to the requested Utilisation Date.

5.2	Completion of a Utilisation Request

(a)	Each Utilisation Request for a Loan is irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Utilisation Date is a Business Day within the Availability Period;

(ii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(iii)	the proposed Interest Period complies with Clause 9 (Interest Periods).

(b)	Only one Loan may be requested in each Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be the Base Currency.

(b)	The amount of a proposed Loan must be:

(i)	a minimum of USD 1,000,000; or

(ii)	in any event such that its Base Currency Amount is less than or equal to the Available Facility.

5.4	Lenders' participation

(a)
If the conditions set out in this Agreement have been met, and subject to Clause 6.1 (Repayment of Loans) each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office in each case by 12 noon two (2) Business Days prior to the proposed Utilisation Date.

(b)	The amount of each Lender's participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

5.5	Cancellation of Commitment
Any part of the Total Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period.
SECTION 4
REPAYMENT, PREPAYMENT AND CANCELLATION

6.	REPAYMENT

6.1	Repayment of Loans

(a)	The Company shall repay each Loan on the last day of its Interest Period.

(b)	Subject to the other terms of this Agreement, any amounts repaid under paragraph (a) may be re-borrowed.

(c)
On the Termination Date, the Company shall repay all Loans then outstanding under the Facility in full and shall also pay to the Agent (on behalf of the other Finance Parties) all other sums due and outstanding in respect of the Facility at such date.

(d)	Without prejudice to the Company's obligation under paragraph (a) above, if:

(i)	one or more Loans are to be made available to the Company:

(A)	on the same day that a maturing Loan is due to be repaid by the Company; and

(B)	in whole or in part for the purpose of refinancing the maturing Loan; and

(ii)
the proportion borne by each Lender's participation in the maturing Loan to the amount of that maturing Loan is the same as the proportion borne by that Lender's participation in the new Loans to the aggregate amount of those new Loans, the aggregate amount of the new Loans shall, unless the Company notifies the Agent to the contrary in the relevant Utilisation Request, be treated as if applied in or towards repayment of the maturing Loan so that:

(A)	if the amount of the maturing Loan exceeds the aggregate amount of the new Loans:

(1)	the Company will only be required to make a payment under Clause 28.1 (Payments to the Agent) in an amount equal to that excess; and

(2)
each Lender's participation (if any) in the new Loans shall be treated as having been made available and applied by the Company in or towards repayment of that Lender's participation in the maturing Loan and that Lender will not be required to make a payment under Clause 28.1 (Payments to the Agent) in respect of its participation in the new Loans; and

(B)	if the amount of the maturing Loan is equal to or less than the aggregate amount of the new Loans:

(1)	the Company will not be required to make a payment under Clause 28.1 (Payments to the Agent); and

(2)
each Lender will be required to make a payment under Clause 28.1 (Payments to the Agent) in respect of its participation in the new Loans only to the extent that its participation in the new Loans exceeds that Lender's participation in the maturing Loan and the remainder of that Lender's participation in the new Loans shall be treated as having been made available and applied by the Company in or towards repayment of that Lender's participation in the maturing Loan.

7.	ILLEGALITY, PREPAYMENT AND CANCELLATION

7.1	Illegality
If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement, to fund, issue or maintain its participation in any Utilisation, then:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Company, the Available Commitment of that Lender will be immediately cancelled; and

(c)
the Company shall repay the Loans on the last day of the Interest Period for each Loan, occurring after the Agent has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law) that Lender's corresponding Commitment shall be cancelled in the amount of the participations repaid.

7.2	Market Value of Vessels
If at any time the aggregate Market Value of the Vessels is less than 300 per cent. of the Total Commitments, the Total Commitments shall be cancelled and the Company shall repay any amount outstanding under the Facility.

7.3	Bond Purchase/Redemption
If the Company or any other member of the Group purchases, repays, prepays or redeems Bonds so that less than USD 100,000,000 (the "Note Purchase Threshold") is outstanding under the Bond Terms, the Total Commitments shall be cancelled and the Company shall repay any amount outstanding under the Facility.

7.4	Voluntary cancellation
The Company may, if it gives the Agent not less than five (5) Business Days' (or such shorter period as the Lender may agree) prior notice, cancel the whole or any part (being a minimum amount of 1,000,000) of the Available Facility.

7.5	Voluntary Prepayment of Loans
The Company may, if it gives the Agent not less than five (5) Business Days' (or such shorter period as the Lender may agree) prior notice, prepay the whole or any part of a Loan (but if in part, being an amount that reduces the Base Currency Amount of the Loan by a minimum amount of USD 1,000,000).

7.6	Right of replacement or repayment and cancellation in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by the Company is required to be increased under paragraph (c) of Clause 12.2 (Tax gross-up); or

(ii)	any Lender claims indemnification from the Company under Clause 12.3 (Tax indemnity) or Clause 13.1 (Increased costs), the Company may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender's participation in the Loans or give the Agent notice of its intention to replace that Lender in accordance with paragraph (d) below.

(b)	On receipt of a notice referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.

(c)
On the last day of each Interest Period which ends after the Company has given notice under paragraph (a) above (or, if earlier, the date specified by the Company in that notice), the Company shall repay that Lender's participation in that Loan.

(d)
The Company may, in the circumstances set out in paragraph (a) above, on five (5) Business Days' prior notice to the Agent and that Lender, replace that Lender by requiring that Lender to (and, to the extent permitted by law, that Lender shall) transfer pursuant to Clause 24 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity selected by the Company which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 24 (Changes to the Lenders) for a purchase price in cash or other cash payment payable at the time of the transfer equal to the outstanding principal amount of such Lender's participation in the outstanding Loans and all accrued interest, Break Costs and other amounts payable in relation thereto under the Finance Documents.

(e)	The replacement of a Lender pursuant to paragraph (d) above shall be subject to the following conditions:

(i)	the Company shall have no right to replace the Agent;

(ii)	neither the Agent nor any Lender shall have any obligation to find a replacement Lender;

(iii)	in no event shall the Lender replaced under paragraph (d) above be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents; and

(iv)
the Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (d) above once it is satisfied that it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to that transfer.

(f)
A Lender shall perform the checks described in paragraph (e)(iv) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (d) above and shall notify the Agent and the Company when it is satisfied that it has complied with those checks.

7.7	Restrictions

(a)
Any notice of cancellation or prepayment given by any Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	Unless a contrary indication appears in this Agreement, any part of the Facility which is prepaid or repaid may be re-borrowed in accordance with the terms of this Agreement.

(d)	The Company shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f)	If the Agent receives a notice under this Clause 7 it shall promptly forward a copy of that notice to either the Company or the affected Lender, as appropriate.

(g)
If all or part of a Utilisation is repaid or prepaid and is not available for redrawing (other than by operation of Clause 4.2 (Further conditions precedent)), an amount of the Commitments (equal to the Base Currency Amount of the amount of the Utilisation which is repaid or prepaid) will be deemed to be cancelled on the date of repayment or prepayment. Any cancellation under this paragraph (g) shall reduce the Commitments of the Lenders rateably under the Facility.

SECTION 5
COSTS OF UTILISATIONS

8.	INTEREST

8.1	Calculation of interest
The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin; and

(b)	LIBOR.

8.2	Payment of interest
The Company shall pay accrued interest on each Loan on the last day of each Interest Period (and, if the Interest Period is longer than three (3) Months, on the dates falling at three (3)Monthly intervals after the first day of the Interest Period).

8.3	Default interest

(a)
If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is 2.00 per cent higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 8.3 shall be immediately payable by the Company on demand by the Agent.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be 2.00 per cent. higher than the rate which would have applied if the overdue amount had not become due.

(c)
Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

8.4	Notification of rates of interest
The Agent shall promptly notify the Lenders and the Company of the determination of a rate of interest under this Agreement.

9.	INTEREST PERIODS

9.1	Selection of Interest Periods

(a)	The Company may select an Interest Period for a Loan in the Utilisation Request for that Loan.

(b)
Subject to this Clause 9, the Company may select an Interest Period of three (3) or six (6) Months or any other period agreed between the Company and the Agent (acting on the instructions of the Lenders).

(c)	An Interest Period for a Loan shall not extend beyond the Termination Date.

(d)	Each Interest Period for a Loan shall start on the Utilisation Date for that Loan.

(e)	A Loan has one Interest Period only.

9.2	Non-Business Days
If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10.	CHANGES TO THE CALCULATION OF INTEREST

10.1	Absence of quotations
Subject to Clause 10.2 (Market disruption), if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the 12.00 (local time) on the Quotation Day, LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

10.2	Market disruption

(a)
If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender's share of that Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and

(ii)
the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select.

(b)	In this Agreement "Market Disruption Event" means:

(i)
at or about 12:00 (local time) on the Quotation Day for the relevant Interest Period LIBOR is to be determined by reference to the Reference Banks and none or only one of the Reference Banks supplies a rate to the Agent to determine the LIBOR for the relevant currency and Interest Period; or

(ii)
before close of business in New York on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 50 per cent. of that Loan) that the cost to it of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR.

10.3	Alternative basis of interest or funding

(a)
If a Market Disruption Event occurs and the Agent or the Company so requires, the Agent and the Company shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Company, be binding on all Parties.

10.4	Break Costs

(a)
the Company shall, within five (5) Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Company on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

11.	FEES

11.1	Commitment fee

(a)
The Company shall pay to the Agent (for the account of each Lender) a fee in the Base Currency computed at the rate of forty (40) per cent. per annum of the applicable Margin on the Lender's Available Commitment for the Availability Period (calculated on a day-to-day basis).

(b)
The accrued commitment fee is payable on the last day of each successive period of three Months which ends during the Availability Period, on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender's Commitment at the time the cancellation is effective.

11.2	Up-Front fee
The Company shall pay to the Agent the up-front fee in an amount and at the times agreed in a Fee Letter.

11.3	Agency fee
The Company shall pay to the Agent the agency fee in an amount and at the times agreed in a Fee Letter.

11.4	No fees to a Defaulting Lender
No fees will be payable to the Agent (for the account of the Lender) under this Clause 11 for any day on which the Lender is a Defaulting Lender.

SECTION 6
ADDITIONAL PAYMENT OBLIGATIONS

12.	TAX GROSS UP AND INDEMNITIES

12.1	Definitions

(a)	In this Clause 12:
"Protected Party" means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.
"Tax Credit" means a credit against, relief or remission for, or repayment of any Tax.
"Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under a Finance Document.
"Tax Payment" means either the increase in a payment made by an Obligor to a Finance Party under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).
"Treaty Lender" means, in respect of a jurisdiction, a Lender entitled to under the provisions of a double taxation treaty to receive payments of interest from a person resident in that jurisdiction without a Tax Deduction (subject to completion of any necessary procedural formalities).

(b)	Unless a contrary indication appears, in this Clause 12 a reference to "determines" or "determined" means a determination made in the absolute discretion of the person making the determination.

12.2	Tax gross-up

(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)
The Company shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Company and that Obligor.

(c)
If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)
An Obligor is not required to make an increased payment to the Lender under paragraph (c) above for a Tax Deduction in respect of tax imposed on a payment of interest on a Loan, if that Lender is a Treaty Lender and that Obligor (or the Company) is able to demonstrate that the Tax Deduction is required to be made as a result of the failure of that Treaty Lender to comply with its obligations under paragraph (g) below.

(e)
If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)
Within thirty (30) days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(g)
A Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

12.3	Tax indemnity

(a)
The Company shall (within five (5)) Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)
under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party's Facility Office is located in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 12.2 (Tax gross-up);

(B)	related to a FATCA Deduction required to be made by a Party; or

(C)
would have been compensated for by an increased payment under Clause 12.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph d of Clause 12.2 (Tax gross-up) applied.

(c)
A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Company.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 12.3, notify the Agent.

12.4	Tax Credit
If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

(b)	that Finance Party has obtained and utilised that Tax Credit,

the Finance Party shall pay an amount to that Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by that Obligor.

12.5	Stamp taxes
The Company shall pay and, within five (5) Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

12.6	VAT

(a)
All amounts expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply and, accordingly, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document and such Finance Party is required to account to the relevant tax authority for the VAT, that Party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that Party).

(b)
If VAT is or becomes chargeable on any supply made by any Finance Party (the "Supplier") to any other Finance Party (the "Recipient") under a Finance Document, and any Party other than the Recipient (the "Relevant Party") is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(i)
(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(ii)
(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c)
Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

12.7	FATCA Information

(a)	Subject to paragraph (c) below, each Party shall, within ten (10) Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party;

(ii)
supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA; and

(iii)
supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party's compliance with any other law, regulation, or exchange of information regime.

(b)
If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)
Paragraph (a) above shall not oblige any Finance Party to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)
If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

(e)
If the Company is a US Tax Obligor or the Agent reasonably believes that its obligations under FATCA or any other applicable law or regulation require it, each Lender shall, within 10 (ten) Business Days of:

(i)	where the Company is a US Tax Obligor and the relevant Lender is an Original Lender, the date of this Agreement;

(ii)	where the Company is a US Tax Obligor on a date on which any other Lender becomes a Party as a Lender, that date; or

(iii)	where the Company is not a US Tax Obligor, the date of a request from the Agent, supply to the Agent:

(A)	a withholding certificate on Form W-8, Form W-9 or any other relevant form; or

(B)	any withholding statement or other document, authorisation or waiver as the Agent may require to certify or establish the status of such Lender under FATCA or that other law or regulation.

(f)	The Agent shall provide any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) above to the Company.

(g)
If any withholding certificate, withholding statement, document, authorisation or waiver provided to the Agent by a Lender pursuant to paragraph (e) above is or becomes materially inaccurate or incomplete, that Lender shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorisation or waiver to the

Agent unless it is unlawful for the Lender to do so (in which case the Lender shall promptly notify the Agent). The Agent shall provide any such updated withholding certificate, withholding statement, document, authorisation or waiver to the Company.

(h)
The Agent may rely on any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) or (g) above without further verification. The Agent shall not be liable for any action taken by it under or in connection with paragraph (e), (f) or (g) above.

12.8	FATCA Deduction

(a)
Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)
Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Company and the Agent and the Agent shall notify the other Finance Parties.

13.	INCREASED COSTS

13.1	Increased costs

(a)
Subject to Clause 13.3 (Exceptions) the Company shall, within five (5) Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation, (ii) compliance with any law or regulation made after the date of this Agreement or (iii) regardless of the date enacted, adopted or issued, compliance with the Basel III Standards (as defined below) and the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith.

(b)	In this Agreement "Increased Costs" means:

(i)	a reduction in the rate of return from the Facility or on a Finance Party's (or its Affiliate's) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document, which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document (taking into consideration such Finance Party's (or its Affiliate's) policies with respect to capital adequacy and liquidity requirements).

13.2	Increased cost claims

(a)
A Finance Party intending to make a claim pursuant to Clause 13.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Company.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

13.3	Exceptions

(a)	Clause 13.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)
compensated for by Clause 12.3 (Tax indemnity) (or would have been compensated for under Clause 12.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 12.3 (Tax indemnity) applied);

(iii)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation; or

(iv)
attributable to the implementation or application of or compliance with the "International Convergence of Capital Measurement and Capital Standards, a Revised Framework" published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (but excluding any amendment arising out of Basel III) ("Basel II") or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates), and provided that if such Increased Costs are attributable to the implementation or application of or compliance with the Basel III Standards, this sub-paragraph (v) shall not apply.

(b)	For the purpose of this Clause 13.3, "Basel III Standards" means

(i)
the agreements on capital requirements, a leverage ratio and liquidity standards contained in "Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(ii)
the rules for global systemically important banks contained in "Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text" published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated;

(iii)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to "Basel III"; and

(iv)	CRD IV or any law or regulation that implements or applies CRD IV.

(c)	For the purpose of this Clause 13.3,"CRD IV" means:

(i)	Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms; and

(ii)
Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC.

(d)	In this Clause 13.3, a reference to a "Tax Deduction" has the same meaning given to the term in Clause 12.1 (Definitions).

14.	OTHER INDEMNITIES AND DAMAGE WAIVER

14.1	Currency indemnity

(a)
If any sum due from an Obligor under the Finance Documents (a "Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable into another currency (the "Second Currency") for the purpose of:

(i)	making or filing a claim or proof against that Obligor;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, the Company shall as an independent obligation, in respect of that Obligor, within five (5) Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	The Company waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

14.2	Other indemnities
The Company shall (or shall procure that an Obligor will), within three (3) Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(a)	the occurrence of any Event of Default;

(b)
a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 27 (Sharing among the Finance Parties);

(c)
funding, or making arrangements to fund, its participation in a Loan requested by the Company in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone);

(d)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Company; or

(e)
any claim, action, civil penalty or fine against, any settlement, and any other kind of loss or liability, and all reasonable costs and expenses (including reasonable legal fees and disbursements), in each case resulting from any Obligor or other member of the Group (or any of their respective partners, directors, officers, employees, agents or advisors when acting in such capacity for any member of the Group) violating any Sanctions.

14.3	Indemnity to the Agent
The Company shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

14.4	Waiver of Consequential Damages

To the fullest extent permitted by applicable law, the Company shall not assert, and hereby waives, any claim against any Finance Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Finance Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan, or the use of the proceeds thereof.

15.	MITIGATION BY THE LENDERS

15.1	Mitigation

(a)
Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in the Facility ceasing to be available or any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 12 (Tax Gross Up and Indemnities) or Clause 13 (Increased Costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of the Company under the Finance Documents.

15.2	Limitation of liability

(a)	The Company shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 15.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 15.1 Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

16.	COSTS AND EXPENSES

16.1	Transaction expenses
The Company shall promptly on demand pay the Agent and the Lenders the amount of all externally incurred costs and expenses (including external legal fees in line with obtained fee quotes) incurred by (and duly documented) any of them in connection with the negotiation, preparation, printing, execution and perfection of:

(a)	this Agreement and any other documents referred to in this Agreement and the Security Documents; and

(b)	any other Finance Documents executed after the date of this Agreement.

16.2	Amendment costs
If (a) the Company requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 28.9 (Change of currency), the Company shall, within five (5) Business Days of demand, reimburse the Agent for the amount of all external costs and expenses (including legal fees) reasonably incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.

16.3	Enforcement costs
The Company shall, within five (5) Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.
SECTION 7

SECURITY

17.	SECURITY

17.1	Initial security
Subject to such limitations as may be required by applicable law, the obligations and liabilities of the Obligors under or in respect of Secured Obligations including without limitations any derived liability whatsoever of the Obligors towards the Finance Parties in connection therewith, shall be secured by the following with first priority:

(a)	the Guarantee Agreements;

(b)	the Mortgages;

(c)	the Issuer Share Pledge;

(d)	the Guarantor Share Pledge;

(e)	the Charter Contract Assignments;

(f)	the Assignment of Earnings;

(g)	the Assignment of Insurances;

(h)	the Assignment of Intra-Group Debt;

(i)	any Disposal Account Pledge;

(j)	the Earnings Account Pledge; and

(k)	the Top Account Pledge.

17.2	Security upon acquisition of Additional Vessels and/or additional Vessel Owners
In the event of acquisition of Additional Vessels and/or additional Vessel Owners, the Company shall procure the granting of the same Security in respect of such Additional Vessels and/or additional Vessel Owners as applies to the Initial Vessel and/or the original Vessel Owners, such security to be established and perfected upon completion of the relevant acquisition.
SECTION 8
REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

18.	REPRESENTATIONS
The Company makes the representations and warranties set out in this Clause 18 to each Finance Party.

18.1	Status

(a)	It is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

18.2	Binding obligations
Subject to the Legal Reservations, the obligations expressed to be assumed by it in each Finance Document are legal, valid, binding and enforceable in accordance with its terms.

18.3	Non-conflict with other obligations
The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	its or any of its Subsidiaries' constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its Subsidiaries or any of its or any of its Subsidiaries' assets.

18.4	Power and authority
It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

18.5	Validity and admissibility in evidence
All Authorisations required or desirable:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(b)	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation, have been obtained or effected and are in full force and effect.

18.6	Governing law and enforcement
The choice of governing law of the Finance Documents to which it is a party will be recognised and enforced in its jurisdiction of incorporation.

18.7	Deduction of Tax
It is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

18.8	No filing or stamp taxes
Under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents, save for any filing, recordation or enrolment or any stamp, registration or similar tax referred to in any of the Security Documents

18.9	No Insolvency
Neither it nor any member of the Group:

(a)	is unable to pay its debts as they fall due;

(b)	has suspended the making of payment of any of its debts;

(c)	has entered into voluntary compositions proceedings;

(d)	has commenced negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness; or

(e)	has become or been declared insolvent.

18.10	No default

(a)
No Event of Default, and on the Signing Date and the Closing Date no Default is continuing or is reasonably likely to result from the making of any Utilisation or the entry into, the performance of, or any transaction contemplated by, any Finance Document.

(b)
No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries') assets are subject which has or is reasonably likely to have a Material Adverse Effect.

18.11	No misleading information
Any factual information provided by it to the Agent or any other Finance Party for the purposes of this Agreement, any other Finance Document and the transactions contemplated hereby and thereby was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated to be governed.

18.12	Financial statements

(a)	Its audited financial statements most recently delivered to the Agent (and, as at the date of this Agreement, the Original Financial Statements):

(i)	have been prepared in accordance with GAAP consistently applied; and

(ii)	fairly represent its financial condition and results of operations (consolidated in the case of the Company) as at the date to which they were drawn up.

(b)
As at the date of this Agreement, there has been no material adverse change in the consolidated financial condition of the Company since the date to which the Original Financial Statements were drawn up.

18.13	Pari passu ranking
Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

18.14	No proceedings pending or threatened
No litigation, arbitration or administrative proceedings or investigations of or before any court, arbitral body or agency which, if adversely determined, are reasonably likely to have a Material Adverse Effect have (to the best of its knowledge and belief (having made due and careful enquiry)) been started or threatened against it or any of its Subsidiaries.

18.15	No Breach of Laws

(a)	It has not breached any law or regulation which breach has or is reasonably likely to have a Material Adverse Effect.

(b)
No labour disputes are current or, to the best of its knowledge and belief (having made due and careful enquiry), threatened against any member of the Group which have or are reasonably likely to have a Material Adverse Effect.

18.16	Patriot Act, Sanctions and Anti-Corruption

(a)	To the extent applicable, the Company and each of its Subsidiaries is in compliance in all material respects with (i) the Trading with the Enemy Act, each of the foreign assets control regulations of the United States Treasury Department and any other enabling legislation or executive order relating thereto and (ii) the Patriot Act.

(b)
None of the Company or any of its Subsidiaries or any director, officer, or to the knowledge of the Company, any employee of the Company or any of its Subsidiaries is a Person that is, or is owned fifty per cent. (50%) or more, individually or in the aggregate, directly or indirectly or controlled by one or more Persons that are subject to any Sanctions.

(c)
None of the Company or any of its Subsidiaries is a Person that is, or is owned fifty per cent. (50%) or more, individually or in the aggregate, directly or indirectly or controlled by one or more Persons that are located, organised or resident in a country or territory that is, or whose government is, the subject of comprehensive Sanctions (as at the Signing Date, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

(d)
The Company and its Subsidiaries and their respective directors, officers and, to the knowledge of the the Company, employees of the Company and its Subsidiaries are in compliance with the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder and any other applicable anti-corruption law in all material respects. The Company and its Subsidiaries have instituted and maintain policies and procedures designed to ensure compliance therewith.

18.17	Centre of main interest/Principal Place of Business
The main centre of interest of any Obligor and the exclusive jurisdiction for any insolvency in respect of such Obligor is in its jurisdiction of its incorporation.

18.18	Repetition
The Repeating Representations are deemed to be made by the Company by reference to the facts and circumstances then existing on:

(a)	the date of each Utilisation Request and the first day of each Interest Period; and

(b)	on each Utilisation Date.

19.	INFORMATION UNDERTAKINGS
The undertakings in this Clause 19 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

19.1	Financial statements
The Company shall supply to the Agent in sufficient copies for all the Lenders:

(a)
as soon as the same become available, but in any event within 120 days after the end of each of its financial years the audited consolidated financial statements of the Company for that financial year;

(b)	as soon as the same become available, but in any event within 120 days after the end of its financial year, the audited consolidated financial statements of the Parent for that financial year;

(c)
as soon as the same become available, but in any event within 90 days after the end of the first, third and fourth quarter and 60 days after the end of each second quarter of each of its financial years the unaudited consolidated financial statements of the Company for that financial quarter;

(d)
as soon as the same become available, but in any event within 90 days after the end of each of its financial quarters the unaudited consolidated financial statements of the Parent for that financial quarter;

(e)	as soon as they become available, but in any event prior to the start of each financial year, a yearly budget for the Company and Parent; and

(f)	as soon as they become available, but in any event prior to the start of each financial year, cash flow projections for the Company and Parent.

19.2	Requirements as to financial statements

(a)
Each set of financial statements delivered by the Company pursuant to Clause 19.1 (Financial statements) shall fairly represent its financial condition as at the date as at which those financial statements were drawn up.

(b)	The Company shall procure that each set of financial statements delivered pursuant to Clause 19.1 (Financial statements) is prepared using GAAP.

19.3	Compliance Certificate

(a)
The Company shall supply to the Agent, with each set of financial statements delivered in accordance with paragraphs (a) and (c) of Clause 19.1 (Financial statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 20 (Financial Covenants) as at the date as at which those financial statements were drawn up.

(b)
The Company shall supply to the Agent, with each set of financial statements delivered for the second and the fourth financial quarter in accordance with paragraphs (c) above, a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 7.2 (Market Value of Vessels) as at the relevant financial quarter based on valuations not older than thirty (30) days.

(c)	Each Compliance Certificate shall be signed by a duly authorised signatory of the Company.

19.4	Environmental claims
The Company shall, promptly upon becoming aware of the same, inform the Agent in writing of:

(a)	any Environmental Claim against any member of the Group which is current, pending or threatened; and

(b)	any facts or circumstances which are reasonably likely to result in any Environmental Claim being commenced or threatened against any member of the Group, where the claim, if determined against that member of the Group, has or is reasonably likely to have a Material Adverse Effect.

19.5	Information: miscellaneous
The Company shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)	all documents dispatched by it to its creditors generally (or any class of them) at the same time as they are dispatched;

(b)	copies of any amendments or variations to the Vessel Management Agreements, the General Management Agreement and of any new Vessel Management Agreements or General Management Agreement;

(c)
promptly upon becoming aware of them, the details of any major casualty, total loss, requisition, environmental incidents and/or claims, withdrawal of class and recommendations affecting class, non-compliance with codes, arrest or detention in relation to a Vessel.

(d)
promptly upon becoming aware of them, the details of any litigation, breach of Sanctions, breach of Environmental Laws, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group or the Parent, and which, if adversely determined, are reasonably likely to have a Material Adverse Effect; and

(e)	promptly, such further information regarding the financial condition, assets, business and operations of any member of the Group as any Finance Party (through the Agent) may reasonably request.

19.6	Notification of default
The Company shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

19.7	Use of websites
The Company may satisfy its obligation under this Agreement to deliver any information by posting this information onto the electronic website of the Company.

19.8	"Know your customer" checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the Agent or the Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)
Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

19.9	No change of financial year

(a)	The Company shall procure that its accounting reference shall not be changed.

(b)	The Company shall procure that the financial end year of each member of the Group shall fall on 31 December.

20.	FINANCIAL COVENANTS

The undertakings in this Clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under any Finance Document or any Commitment is in force and shall be tested at the end of each period set out in this Clause 20.

20.1	Minimum Liquidity
The Group shall at all times maintain Free Liquidity of minimum USD 12,500,000.

20.2	Maximum Leverage Ratio
The Company shall at all times ensure that the Leverage Ratio does not exceed 75%.

20.3	Leverage Ratio Covenant Cure
If the Company fails (or would otherwise fail) to comply with the Leverage Ratio at any time and the Company prior to the relevant reporting date has provided either (i) a Cure Vessel and Security in respect of such Cure Vessel along the principles applicable to the Vessels or (ii) cash collateral deposited on a bank account pledged on first priority and blocked in favour of the Security Agent (on behalf of the Secured Parties) bridging the value shortfall, then (a) if a Cure Vessel is provided, the Leverage Ratio shall be recalculated on the basis that the Market Value of such Cure Vessel shall be deemed to increase the total aggregate Market Value of the Vessels for the relevant period to which the breach relates and (b) if cash collateral is provided and for as long as such cash collateral remains in place, the amount outstanding under the Finance Documents and the Bond Finance Documents shall, for the purpose of the Leverage Ratio only, be deemed to be reduced by the amount of the cash collateral so provided.
If, after the Leverage Ratio is recalculated as set out above, the breach has been prevented or cured, the Leverage Ratio shall be deemed to have been satisfied from the last day of the reporting period covered by the financial statements to be delivered on the relevant reporting date.
If a Cure Vessel or cash collateral has been provided in accordance with this Clause 20.3, the security arrangement or relevant cash deposit amount shall be released, or, as the case may be in respect of the cash collateral, partly-released, by the Security Agent at the request of the Company, if the Company to the satisfaction of the Agent has demonstrated that following such release or part-release, it will be in compliance with the maximum Leverage Ratio covenant.

21.	GENERAL UNDERTAKINGS
The undertakings in this Clause 21 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

21.1	Authorisations
The Company shall, and shall procure that each member of the Group will,

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Agent of,
any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document if a failure to do so would have a Material Adverse Effect.

21.2	Compliance with laws and conduct of business
The Company shall, and shall procure that each member of the Group will:

(a)
comply in all material respects with all laws and regulations to which it may be subject, except in such instances in which failure to comply, either individually or in aggregate, could not reasonably be expected to have a Material Adverse Effect; and

(b)
carry on its business in accordance with acknowledged, careful and sound practices in all material respects and comply in all material respects with all laws and regulations it may be subject to from time to time.

21.3	Negative pledge
The Company shall not, and shall ensure that no other member of the Group will, create or allow to subsist, retain, provide, prolong or renew any Security over any of its/their assets (present or future) to secure any loan or other indebtedness, provided that the members of the Group have a right to retain, provide, prolong and renew any Permitted Security.

21.4	Disposals

(a)
The Company shall not, and shall ensure that no other member of the Group will sell or otherwise dispose of a Vessel or the shares in a Vessel Owner, unless such transaction constitutes a Permitted Disposal.

(b)
Upon the disposal of a Vessel Owner or a Vessel and application of proceeds in accordance with the requirements for a Permitted Disposal, the Agent shall, upon request and at the Company's cost, release the Security held relating solely to the asset sold.

21.5	Merger
The Company shall not, and shall ensure that no other member of the Group will, carry out any merger or other business combination or corporate reorganisation involving a consolidation of the assets and obligations of any member of the Group with any other companies or entities, if such transaction would have a Material Adverse Effect.

21.6	De-Merger
The Company shall not, and shall ensure that no other member of the Group will, carry out any de-merger or other corporate reorganisation involving a split of the Company or any other member of the Group, to the extent such de-merger would have a Material Adverse Effect.

21.7	Anti-corruption law

(a)	The Company shall not directly or, to the knowledge of the Company, indirectly use the proceeds of the Facility for any purpose which would breach any applicable anti-corruption law.

(b)
The Company shall ensure that each member of the Group shall conduct its businesses in compliance with applicable anti-corruption laws in all material respects and maintain policies and procedures designed to promote and achieve compliance with such laws.

21.8	Sanctions

(a)
The Company shall not, directly or to its knowledge, indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person:

(i)
to fund any activities or business of or with any Person that is prohibited by Sanctions, or in any country or territory, that is, or whose government is, at the time of such funding, the subject of comprehensive Sanctions (as at the Signing Date, Crimea, Cuba, Iran, North Korea, Sudan and Syria); or

(ii)	in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as underwriter, advisor, investor, or otherwise).

(b)
Without limiting paragraph (a) above, neither the Parent nor any Obligor shall charter or, to its knowledge, permit the charter of a Vessel to a Prohibited Person to the extent that such charter would be prohibited if the Obligor were resident or organized in the United States, the European Union or the United Kingdom.

(c)
None of the Company's funds that are used to repay any obligation under this Agreement and the other Finance Documents shall constitute property of, or shall be beneficially owned directly or indirectly by, any Prohibited Person to the extent that such would be prohibited if the Obligor were resident or organized in the United States, the European Union or the United Kingdom.

(d)	The Company and each other Obligor shall (and the Company shall ensure that each Relevant Person will) comply with all Sanctions applicable to it in all material respects.

21.9	Asset control
The Company shall, and shall ensure that each Obligor ensures that:

(a)	it is not:

(i)	fifty per cent. (50%) or more owned, directly or indirectly, by one or more Prohibited Persons in the aggregate;

(ii)	controlled by a Prohibited Person; or

(iii)
acting directly on behalf of a Prohibited Person to the extent such action would be prohibited if the Parent or relevant Obligor were resident or organized in the United States, the European Union or the United Kingdom;

(b)	it does not own or control a Prohibited Person;

(c)
to its knowledge, it is not acting indirectly for the benefit of a Prohibited Person to the extent that such action would be prohibited if the Parent or relevant Obligor were resident or organized in the United States, the European Union or the United Kingdom;

(d)	no proceeds of any Loan;

(i)
shall be made available directly to a Prohibited Person to the extent that such action would be prohibited if the Parent or relevant Obligor were resident or organized in the United States, the European Union or the United Kingdom;

(ii)	otherwise shall be directly applied in a manner or for a purpose prohibited by Sanctions; and

(e)	to its knowledge, no proceeds of any Loan:

(i)
shall be made available indirectly to or for the benefit of a Prohibited Person to the extent that such action would be prohibited if the Parent or relevant Obligor were resident or organized in the United States, the European Union or the United Kingdom; or

(ii)	otherwise shall be indirectly applied in a manner or for the purpose prohibited by Sanctions.

21.10	Continuation of business

The Company shall procure that no material change is made to the general nature or scope of the Group from that carried on at the Signing Date, being direct and indirect ownership, chartering out and in of vessels and business reasonably related thereto.

21.11	Arm's length transaction
The Company shall not, and shall ensure that no member of the Group shall enter into any transaction with any person other than on arm's length terms , other than (a) the payment or reimbursement of the Group’s pro rata share of expenses for shared personnel, office facilities, and administrative overhead of the Parent and its subsidiaries, as fairly and reasonably allocated by the Parent; and (b) management services on economic terms at least as favorable to the Group as those set forth on Schedule 7.

21.12	Corporate status
The Company shall not change its type of organisation or jurisdiction of incorporation.

21.13	No amendment of constitutional documents
The Company shall not make any amendments to its constitutional documents if such amendment may have a Material Adverse Effect.

21.14	Financial Support
The Company shall not, and shall ensure that no other member of the Group will, incur or allow to exist any Financial Support, other than Permitted Financial Support.

21.15	Financial Indebtedness
The Company shall not incur or permit to subsist any Financial Indebtedness, other than Permitted Financial Indebtedness.

21.16	Activities, acquisitions and investments

(a)	No member of the Group shall charter out any vessel on demise or bareboat charters without the prior consent of the Agent.

(b)
The Company shall not, and shall ensure that no other member of the Group will acquire any company, shares, securities, business or undertaking (or any interest in any of them), unless the transaction constitutes a Permitted Acquisition.

(c)
The Company shall not, and shall ensure that no other member of the Group will, make any investments or capital expenditures other than solely related to the direct or indirect ownership and ordinary operation of the Vessels, Permitted Chartering and/or the acquisition of any additional Vessels.

21.17	No sale and leaseback transactions
The Company shall not and shall ensure that no other member of the Group will enter into any sale and leaseback transactions.

21.18	Insurances

(a)
The Company shall procure that the Vessels are kept fully insured according to the Nordic Marine Insurance Plan, American Institute Hull Clauses or any other relevant market terms approved by the Agent against such risks, in such amounts, on such terms and with such insurers as the Lender may reasonably require including, but not limited to:

(i)
Hull and Machinery (to be minimum 80% of the total coverage), Hull Interest and Freight Interest (including Marine Increased Value Insurance), insurance values shall at all times be equal to or greater than the higher of (a) the aggregate Market Value of the Vessels and (b) 120% of the aggregate of (i) the Facility and (ii) the amount outstanding under the Bond Finance Documents;

(ii)	Protection & Indemnity insurance in the maximum amount available in the markets for oil pollution;

(iii)
War Risks Insurance in an amount equal to or greater than the higher of (a) the aggregate Market Value of the Vessels and (b) 120% of the aggregate of (i) the Facility and (ii) the amount outstanding under the Bond Finance Documents; and

(iv)
Mortgagee's Interest Insurance (MII) and MMI Additional Perils Pollution Insurance, each in an amount equal to or greater than the higher of (a) the aggregate Market Value of the Vessels and (b) 120% of the aggregate of (i) the Facility and (ii) the amount outstanding under the Bond Finance Documents, the cost of such insurances taken out by the Agent to be covered by the Company promptly upon demand.

(b)	The Company shall procure the registration of the Security Agent as mortgagee in all insurance policies taken out in respect of the Vessels.

(c)
All insurance proceeds shall be paid directly to the Security Agent, provided always that any amount less than USD 2,000,000 of the insured amount for any such occurrence may, unless a Default has occurred, be paid directly to the relevant Vessel Owner or to its order.

(d)
No later than fourteen (14) days prior to the expiry date of the relevant insurances, the Company shall procure the delivery to the Agent of a certificate from the insurance broker(s) through whom the insurances referred to above have been renewed and taken out in respect of the Vessels with the required insurance values, that such insurances are in full force and effect and that the Security Agent (as mortgagee) has been noted by the relevant insurers.

(e)
The Company shall procure that the Vessels are always employed in conformity with the terms of the relevant insurances and comply with such requirements as to extra premium or otherwise as the insurers may prescribe.

21.19	Hedging
The Company shall, and shall ensure that the other members of the Group will, maintain an adequate hedging policy and shall not carry out derivative transactions for speculative purposes.

21.20	Distributions
The Company shall not make any Distribution unless,

(a)	the Company on a consolidated basis immediately after such Distribution maintains a Value Adjusted Equity Ratio of minimum;

(i)	40 per cent., and such Distribution does not exceed 50 per cent. of the consolidated Net Profit; or

(ii)	50 per cent., and such Distribution does not exceed 75 per cent. of the consolidated Net Profit;
((i) and (ii) above, each a "Permitted Distribution").

(b)	For the purpose of (i) and (ii) above, the Company's consolidated Net Profit shall be based on the latest financial statements and any unutilized portion of such Net Profit may not be carried forward.

21.21	Ownership

(a)
Each Guarantor shall remain a direct owned and controlled subsidiary of the Company, and each Guarantor shall be registered in the Republic of the Marshall Islands, provided that any additional Vessel Owner becoming a Guarantor after the date of this Agreement may be incorporated in an Approved Flag State.

(b)	The Parent shall:

(i)	remain the 100% direct or indirect owner of the Company and, in the case of indirect ownership, procure that all shares in the Company remain subject to the Issuer Share Pledge; and

(ii)	remain the 100% direct or indirect owner of the General Manager, which shall be the provider of general management services to the Company pursuant to the General Management Agreement.

21.22	Maintenance of Security Documents
The Company shall at its own cost ensure that the Security created under the Security Documents maintain in full force and effect, and shall do all such acts which may in the opinion of the Agent be necessary to ensure that such Security remains duly created, enforceable, and perfected with first priority ranking, creating the Security thereunder.

21.23	Listing of shares in Parent
The shares in the Parent shall remain listed on NASDAQ or another recognised stock exchange.

21.24	Debt Service Retention Account

(a)
The Group shall only be allowed to fund the Debt Service Retention Account by monthly transfers of an amount equal to 1/6 of the next interest payment plus 1/6 of the next fixed amortisation due in respect of the Bonds, starting from the months falling six months prior to the (i) first interest payment date, in respect of interest and (ii) the first amortisation date, in respect of fixed amortisations, in each case with reference to the amortisations and interest payments as set out in the original Bond Terms.

(b)	The Debt Service Retention Account shall in any case not be funded in excess of the amount of interest and amortisation due on the next interest payment date / amortisation date as set out above.

(c)	The Company shall, at the request of the Agent, inform of the balance on the Debt Service Retention Account and any payments scheduled to be made thereto.

21.25	Vessel Managers
The Company shall procure that the Vessel Managers operate the Vessels in accordance with good industry practice and in accordance with the relevant Vessel Management Agreements and in compliance with the Security Documents.

21.26	No claims from Vessel Owning Companies
The Company shall ensure that upon completion of a sale of a Vessel Owner, there shall be no claims from that Vessel Owner against any member of the Group.

21.27	Sustainable Vessel dismantling
The Group shall develop and implement a policy to ensure that any scrapping of a Vessel is conducted in compliance with the IMO Convention for the Safe and Environmentally Sound Recycling of Ship and with the guidelines issued by the IMO in connection with such Convention.

21.28	Subordination of management fees
The Company shall ensure that any claims for fees against any member of the Group from the General Manager or a Vessel Manager that is a member of the Parent Group is subordinated to the Secured Obligations.

21.29	Vessel undertakings
The Company shall (in its capacity as parent company) ensure that:

(a)
Each Vessel Owner shall (i) ensure that all earnings related to the Vessels and any insurance or sale proceeds (in each case payable to the Group) shall be paid into the relevant earnings accounts or other accounts being subject to Security with either the Vessel Owner or the Company, (ii) each Vessel Owner remains a single purpose company owning and chartering the relevant Vessel and/or involved in Permitted Chartering, and (ii) comply with laws, including Sanctions, in all material respects, and (iii) upon request of the Agent arrange for the Agent or the Security Agent, and/or any person appointed by the Agent or the Security Agent, to undertake a technical inspection of the Vessels without interference of the daily operation of the Vessels and at the expense of the Company (however limited to one yearly inspection per vessel unless an Event of Default has occurred and is continuing).

(b)
The Vessels shall be registered in and fly the flag of an Approved Flag State. No other change of registry, ownership or flag without the Lenders' prior written consent such consent not to be unreasonably withheld.

(c)
The Vessels shall be classed with an Approved Classification Society with the highest class and no material overdue recommendations or adverse notations and there shall be no change in classification society, other than to another Approved Classification Society, without the Lenders’ prior written consent.

(d)	The Vessels shall be operated by the Vessel Managers in all material respects in accordance with applicable laws and regulations and good industry practice.

(e)
No amendments, supplements, variations or waiver of any material terms of the Vessel Management Agreements shall be made if any such amendment, supplement, variation or waiver would have a Material Adverse Effect.

(f)	The Vessels shall comply with the ISM Code and with the ISPS Code.

(g)
The Company shall use its best efforts to make available Green Passport for each Vessel as soon as reasonably possible and in any event no later than twenty four (24) Months following the Closing Date.

(h)
No change or amendment shall be made to the name of a Vessel without the prior written consent of the Lenders, provided that such approval will not be required if a change is required and permitted pursuant to any Charter Contract for the relevant vessel and the Security Documents are not impaired.

(i)	Each Vessel shall carry a copy of the notice of mortgage and the Mortgage.

(j)	No Vessel Owning Company shall declare or make any Distribution to any company other than Company.

(k)	No Vessel Owning Company shall sell or otherwise dispose of a Vessel, other than any Permitted Disposals.

(l)	No Vessel Owning Company shall cease to carry on its business or changes the general nature of its business from that carried on at the Signing Date, other than in relation of a Permitted Disposal.

22.	EVENTS OF DEFAULT
Each of the events or circumstances set out in Clause 22 is an Event of Default (save for Clause 22.14 (Acceleration)).

22.1	Non-payment
The Company does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by:

(i)	administrative or technical error; or

(ii)	a Disruption Event; and
payment is made within three (3) Business Days of its due date.

22.2	Financial covenants and other obligations

(a)	Any requirement of Clause 20 (Financial Covenants) is not satisfied or the Company does not comply with the provisions of Clause 19 (Information Undertakings).

(b)	An Obligor does not comply with the provisions of Clause 21.8 (Sanctions) or 21.9 (Asset control).

22.3	Other obligations

(a)	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in elsewhere in this Clause 22).

(b)
No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within ten (10) Business Days of the earlier of (A) the Agent giving notice to the Company and (B) the Company becoming aware of the failure to comply.

22.4	Misrepresentation
Any representation or statement made or deemed to be made by the Company in the Finance Documents or any other document delivered by or on behalf of the Company under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made unless the circumstances giving rise to the misrepresentation are capable of remedy and are remedied within twenty (20) Business Days of the earlier of (A) the Agent giving notice to the Company, and (B) the Company becoming aware of the misrepresentation.

22.5	Cross default

(a)	Any Financial Indebtedness of any Obligor is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any Obligor is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of any Obligor is cancelled or suspended by a creditor of any Obligor as a result of an event of default (however described).

(d)
Any creditor of any Obligor becomes entitled to declare any Financial Indebtedness of any Obligor due and payable prior to its specified maturity as a result of an event of default (however described).

(e)
No Event of Default will occur under this Clause 22.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than USD 12,500,000.

22.6	Insolvency

(a)
An Obligor is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding any Finance Party in its capacity as such) with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of an Obligor is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of an Obligor.

22.7	Insolvency proceedings
Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)
the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of an Obligor other than a solvent liquidation or reorganisation of the Company;

(b)	a composition, compromise, assignment or arrangement with any creditor of an Obligor;

(c)
the appointment of a liquidator (other than in respect of a solvent liquidation of an Obligor which is not the Company), receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any member of the Group or any of its assets; or

(d)	enforcement of any Security over any assets of any member of the Group, or any analogous procedure or step is taken in any jurisdiction.
This Clause 22.7 shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within thirty (30) days of commencement.

22.8	Creditors' process
Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of any Obligor having an aggregate value of USD 12,500,000 or its equivalent and is not discharged within thirty (30) days.

22.9	Cessation of business
An Obligor ceases, or threatens to cease, to carry on business except as a result of a Permitted Disposal.

22.10	Unlawfulness

(a)
It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents or any Security created or expressed to be created or evidenced by the Security Documents ceases to be effective.

(b)
Any obligation or obligations of any Obligor under any Finance Documents are not (subject to the Legal Reservations) or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lenders under the Finance Documents.

(c)
Any Finance Document ceases to be in full force and effect or any Security ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than a Finance Party) to be ineffective.

22.11	Intercreditor Agreement

(a)	Any party to the Intercreditor Agreement (other than a Finance Party or an Obligor) fails to comply with the provisions of, or does not perform its obligations under, the Intercreditor Agreement; or

(b)	a representation or warranty given by that party in the Intercreditor Agreement is incorrect in any material respect.

22.12	Repudiation
An Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

22.13	Material Adverse Change
Any event or circumstance occurs which has or is reasonably likely to have a Material Adverse Effect, provided, that such event or circumstance shall only constitute an Event of Default if the Agent has given notice of an Material Adverse Effect to the Company.

22.14	Acceleration

(a)	On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Company:

(i)	cancel the Total Commitments at which time they shall immediately be cancelled;

(ii)
declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable;

(iii)	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders and/or; and

(iv)	subject to the Intercreditor Agreement, exercise or direct the Agent to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

(b)	Any notice given under this Clause 22.14 will take effect in accordance with its terms.
SECTION 9
CHANGES TO PARTIES

23.	CHANGES TO THE OBLIGORS

23.1	Assignments and transfer by the Company
The Company may not assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

24.	CHANGES TO THE LENDERS

24.1	Assignments and transfers by Lenders

(a)
For the purpose of this Clause 24, a "New Lender" means a reputable bank or financial institution which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets.

(b)	Subject to this Clause 24, a Lender (the "Existing Lender") may assign or transfer any of its rights and obligations to a New Lender which is a reputable bank or financial institution.

24.2	Conditions of assignment or transfer

(a)	The consent of the Company is required for an assignment or transfer by an Existing Lender, unless the assignment or transfer is:

(i)	to another Lender or an Affiliate of a Lender;

(ii)	is to a member of the European System of Central Banks or the Norwegian Central Bank; or

(iii)	made at a time when an Event of Default is continuing.

(b)
The consent of the Company to an assignment or transfer must not be unreasonably withheld or delayed. The Company will be deemed to have given its consent five (5) Business Days after the Existing Lender has requested it unless consent is expressly refused by the Company in writing within that time.

(c)	An assignment will only be effective on:

(i)
receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and

(ii)
performance by the Agent of all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(d)	A transfer will only be effective if the procedure set out in Clause 24.5 (Procedure for transfer) is complied with.

(e)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)
as a result of circumstances existing at the date the assignment, transfer or change occurs, the Company would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 12 (Tax Gross Up and Indemnities) or Clause 13 (Increased Costs),

then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

(f)
Each New Lender, by executing the relevant Transfer Certificate, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

24.3	Assignment or transfer fee
The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of USD 5,000.

24.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor or any other member of the Group of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document, and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)
has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)
will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 23; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

24.5	Procedure for transfer

(a)	Subject to the conditions set out in Clause 24.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)
The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	On the Transfer Date:

(i)
to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents the Company and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the "Discharged Rights and Obligations");

(ii)
the Agent, the New Lender and the other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iii)	the New Lender shall become a Party as a "Lender".

24.6	Copy of Transfer Certificate to Company
The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Company a copy of that Transfer Certificate.

24.7	Security over Lenders' rights
In addition to the other rights provided to Lenders under this Clause 23, each Lender may without consulting with or obtaining consent from the Company, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)
in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)
release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(ii)
require any payments to be made by the Company other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

SECTION 10

THE FINANCE PARTIES

25.	ROLE OF THE AGENT

25.1	Appointment of the Agent

(a)	Each other Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)
Each other Finance Party authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

25.2	Duties of the Agent

(a)	Subject to paragraph (b) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)	Without prejudice to Clause 24.6 (Copy of Transfer Certificate to Company), paragraph (a) above shall not apply to any Transfer Certificate.

(c)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(d)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.

(e)
If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent) under this Agreement it shall promptly notify the other Finance Parties.

(f)	The Agent's duties under the Finance Documents are solely mechanical and administrative in nature.

25.3	No fiduciary duties

(a)	Nothing in this Agreement constitutes the Agent as a trustee or fiduciary of any other person.

(b)	The Agent shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

25.4	Business with the Group
The Agent may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

25.5	Rights and discretions of the Agent

(a)	The Agent may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 22.1 (Non-payment)); and

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised.

(c)	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)
Notwithstanding any other provision of any Finance Document to the contrary, the Agent is not obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

25.6	Majority Lenders' instructions

(a)
Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c)
The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender's consent) in any legal or arbitration proceedings relating to any Finance Document.

25.7	Responsibility for documentation
The Agent is not:

(a)
is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Company or any other person given in or in connection with any Finance Document; or

(b)
is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document; or

(c)
is responsible for any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

25.8	Exclusion of liability

(a)
Without limiting paragraph (b) below (and without prejudice to the provisions of paragraph (b) of Clause 28.10 (Disruption to Payment Systems etc.)), the Agent will not be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)
No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause 25.8.

(c)
The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)
Nothing in this Agreement shall oblige the Agent to carry out any "know your customer" or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent.

25.9	Lenders' indemnity to the Agent
Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three (3) Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent's gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 28.10 (Disruption to Payment Systems etc.) notwithstanding the Agent's negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by the Company pursuant to a Finance Document).

25.10	Resignation of the Agent

(a)	The Agent may resign and appoint one of its Affiliates as successor by giving notice to the other Finance Parties and the Company.

(b)
Alternatively the Agent may resign by giving thirty (30) days' notice to the other Finance Parties and the Company, in which case the Majority Lenders (after consultation with the Company) may appoint a successor Agent.

(c)
If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within twenty (20) days after notice of resignation was given, the retiring Agent (after consultation with the Company) may appoint a successor Agent.

(d)
The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(e)	The Agent's resignation notice shall only take effect upon the appointment of a successor.

(f)
Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 25. Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)
After consultation with the Company, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph (b) above. In this event, the Agent shall resign in accordance with paragraph (b) above.

25.11	Confidentiality

(a)
In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

25.12	Relationship with the Lenders

(a)
The Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent's principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day, unless it has received not less than five (5) Business Days' prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)
Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address and (where communication by electronic mail or other electronic means is permitted under Clause 30.5 (Electronic communication)) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, electronic mail address, department and officer by that Lender for the purposes of Clause 30.2 (Addresses) and paragraph (a)(ii) of Clause 30.5 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

25.13	Credit appraisal by the Lenders
Without affecting the responsibility of the Company for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)
the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)
whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)
the adequacy, accuracy and/or completeness of any information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

25.14	Reference Banks
If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Company) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

25.15	Agent's Management Time
Any amount payable to the Agent under Clause 14.3 (Indemnity to the Agent), Clause 16 (Costs and Expenses) and Clause 25.9 (Lenders' indemnity to the Agent) shall include the cost of utilising the Agent's management time or other resources and will be calculated on the basis or such reasonable daily or hourly rates as the Agent may notify to the Company and the Lenders, and in addition to any fee paid or payable to the Agent under Clause 11 (Fees).

25.16	Deduction from amounts payable by the Agent
If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

26.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES
No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

27.	SHARING AMONG THE FINANCE PARTIES

27.1	Payments to Finance Parties
If a Finance Party (a "Recovering Finance Party") receives or recovers any amount from the Company other than in accordance with Clause 28 (Payment Mechanics) (a "Recovered Amount") and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three (3) Business Days, notify details of the receipt or recovery to the Agent;

(b)
the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 28 (Payment Mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)
the Recovering Finance Party shall, within three (3) Business Days of demand by the Agent, pay to the Agent an amount (the "Sharing Payment") equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 28.5 (Partial payments).

27.2	Redistribution of payments
The Agent shall treat the Sharing Payment as if it had been paid by the Company and distribute it between the Finance Parties (other than the Recovering Finance Party) (the "Sharing Finance Parties") in accordance with Clause 28.5 (Partial payments) towards the obligations of the Company to the Sharing Finance Parties.

27.3	Recovering Finance Party's rights
On a distribution by the Agent under Clause 27.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from the Company , as between the Company and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by the Company.

27.4	Reversal of redistribution
If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)
each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the "Redistributed Amount"); and

(b)	as between the Company and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by the Company.

27.5	Exceptions

(a)	This Clause 27 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the Company.

(b)
A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)
that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 11
ADMINISTRATION

28.	PAYMENT MECHANICS

28.1	Payments to the Agent

(a)
On each date on which the Company or a Lender is required to make a payment under a Finance Document, the Company or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)
Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in a Participating Member State or London) with such bank as the Agent specifies.

28.2	Distributions by the Agent
Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 28.3 (Distributions to the Company ) and Clause 28.4 (Clawback) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five (5) Business Days' notice with a bank specified by that Party in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London), as specified by that Party.

28.3	Distributions to the Company
The Agent may (with the consent of the Company or in accordance with Clause 29 (Set-Off)) apply any amount received by it for the Company in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Company under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

28.4	Clawback

(a)
Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)
If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

28.5	Partial payments

(a)
If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by the Company under the Finance Documents, the Agent shall apply that payment towards the obligations of the Company under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a) (ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by the Company.

28.6	No set-off by the Company
All payments to be made by the Company under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

28.7	Business Days

(a)
Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

28.8	Currency of account

(a)	Subject to paragraphs (b) to (e) below, the Base Currency is the currency of account and payment for any sum due from the Company under any Finance Document.

(b)	A repayment of a Utilisation or Unpaid Sum or a part of a Utilisation or Unpaid Sum shall be made in the currency in which that Utilisation or Unpaid Sum is denominated on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

28.9	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)
any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Company); and

(ii)
any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)
If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

28.10	Disruption to Payment Systems etc.
If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Company that a Disruption Event has occurred:

(a)
the Agent may, and shall if requested to do so by the Company, consult with the Company with a view to agreeing with the Company such changes to the operation or administration of the Facility as the Agent may deem necessary in the circumstances;

(b)
the Agent shall not be obliged to consult with the Company in relation to any changes mentioned in paragraph (a) if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)
the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)
any such changes agreed upon by the Agent and the Company shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 34 (Amendments and Waivers);

(e)
the Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 28.10; and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

29.	SET-OFF

(a)
A Finance Party may set off any matured obligation due from the Company under the Finance Documents (to the extent beneficially owned by that Finance Party) against any obligation and/or bank deposits owed by that Finance Party to the Company, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

(b)
The Company hereby agrees and accepts that this Clause 29 (Set-off) shall constitute a waiver of the provisions of the FA Act and further agrees and accepts, to the extent permitted by law, that Section 29 of the FA Act shall not apply to this Agreement.

30.	NOTICES

30.1	Communications in writing
Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by e-mail or letter.

30.2	Addresses

The address and e-mail address (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Company
Eagle Bulk Shipco LLC
300 First Stamford Place
Stamford, CT 06902
United States of America
Attn: Frank De Costanzo, CFO
Phone: +1 203 276 8101 /  +1 203 570 2159
Email: fdecostanzo@eagleships.com

(b)	in the case of each Lender, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent
ABN AMRO Capital USA LLC
100 Park Avenue, 17th floor
New York, NY 10017
Attention: Wudasse Zaudou
Facsimile: 917-284-6697
Email: wudasse.zaudou@abnamro.com
/ AABUS_NY_Agency@abnamro.com

or any substitute address, e-mail address or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five (5) Business Days' notice.

30.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of e-mail, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;
and, if a particular department or officer is specified as part of its address details provided under Clause 30.2 (Addresses), if addressed to that department or officer.

(b)
Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent's signature below (or any substitute department or officer as the Agent shall specify for this purpose).

(c)	All notices from or to the Company shall be sent through the Agent.

(d)
Any communication or document which becomes effective, in accordance with paragraphs (a) to (c) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

30.4	Notification of address
Promptly upon receipt of notification of an address or change of address pursuant to Clause 30.2 (Addresses) or changing its own address, the Agent shall notify the other Parties.

30.5	Electronic communication

(a)
Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication and if those two Parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five (5) Business Days' notice.

(b)
Any electronic communication made between those two Parties will be effective only when actually received in readable form and in the case of any electronic communication made by a Party to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

(c)	Any electronic communication which becomes effective, in accordance with paragraph (b) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

30.6	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)
if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

31.	CALCULATIONS AND CERTIFICATES

31.1	Accounts
In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

31.2	Certificates and Determinations
Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

31.3	Day count convention
Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

32.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

33.	REMEDIES AND WAIVERS
No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents. No election to affirm any of the Finance Documents on the part of any Finance Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

34.	AMENDMENTS AND WAIVERS

34.1	Required consents

(a)
Subject to Clause 34.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Company and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 34.

34.2	Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:

(i)	the definition of "Majority Lenders" in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents;

(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)	an increase in or an extension of any Commitment or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably under the Facility;

(v)	a change to the Company other than in accordance with Clause 23;

(vi)	any provision which expressly requires the consent of all the Lenders; and

(vii)	Clause 2.2 (Finance Parties' rights and obligations), Clause 23 (Changes to the Obligors)

(b)	An amendment or waiver which relates to the rights or obligations of the Agent may not be effected without the consent of the Agent or.

34.3	Disenfranchisement of Defaulting Lenders

(a)
For so long as a Defaulting Lender has any Available Commitment, in ascertaining the Majority Lenders or whether any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, that Defaulting Lender's Commitment will be reduced by the amount of its Available Commitment.

(b)	For the purposes of this Clause 34.3, the Agent may assume that the following Lenders are Defaulting Lenders:

(i)	any Lender which has notified the Agent that it has become a Defaulting Lender;

(ii)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b) or (c) of the definition of "Defaulting Lender" has occurred, unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

34.4	Replacement of a Defaulting Lender

(a)
The Company may, at any time a Lender has become and continues to be a Defaulting Lender, by giving five (5) Business Days' prior written notice to the Agent and such Lender replace such lender by requiring such Lender to (and such Lender shall) transfer pursuant to Clause 24.1 (Assignments and transfer by the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank or financial institution (a "Replacement Lender") selected by the Company, and which is acceptable to the Agent (acting reasonably) and which confirms it willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Lender (including the assumption of the transferring Lender's participations or unfunded participations (as the case may be) on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender's participation in the outstanding Loans and all accrued interest and/or Break Costs and other amounts payable in relation thereto under the Finance Documents.

(b)	Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause 34.4 shall be subject to the following conditions:

(i)	the Company shall have no right to replace the Agent;

(ii)	neither the Agent nor the Defaulting Lender shall have any obligation to the Company to find a Replacement Lender;

(iii)	the transfer must take place no later than ten (10) Business Days after the notice referred to in paragraph (a) above; and

(iv)	in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents.

35.	CONFIDENTIALITY

35.1	Confidential Information
Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 35.2 (Disclosure of information), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

35.2	Disclosure of information
Any Lender may disclose to any person:

(a)	to (or through) whom such Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights, benefits and obligations hereunder;

(b)
with (or through) whom such Lender enters into (or may potentially enter into) any sub-participation, any securitisation, any hedge or otherwise in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or the Company;

(c)	who is an Affiliate of that Lender;

(d)	who is a Party;

(e)	with the consent of the Company; or

(f)	to whom information may be required to be disclosed by any applicable law;
such information about any Obligor and this Agreement as such Lender shall consider appropriate provided that in relation to (a), (b) and (c) above, the person to whom such information is to be given has entered into a confidentiality undertaking substantially in the form of the recommended LMA confidentiality undertaking or in any form agreed between the Agent and the Company.

36.	COUNTERPARTS
Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.
SECTION 12
GOVERNING LAW AND ENFORCEMENT

37.	GOVERNING LAW AND ENFORCEMENT

37.1	Governing law
This Agreement is governed by Norwegian law.

37.2	Jurisdiction

(a)
The courts of Norway have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement (a "Dispute").

(b)	The Parties agree that the courts of Norway, with Oslo as venue, are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)
This Clause 37.2 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

37.3	Waiver of jury trial
Each Party hereby irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this agreement or any other loan document or the transactions contemplated hereby or thereby (whether based on contract, tort or any other theory). Each Party (a) certifies that no representative, agent or attorney of any other person has represented, expressly or otherwise, that such other person would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other Parties have been induced to enter into this Agreement and the other Finance Documents by, among other things, the mutual waivers and certifications in this Clause 37.3 (Waiver of jury trial).

This Agreement has been entered into on the date stated at the beginning of this Agreement.
[Signature page follows]

SIGNATURE PAGE

For and on behalf of EAGLE BULK SHIPCO LLC (as Company) By: ___________________________ Name with block letters:	For and on behalf of ABN AMRO CAPITAL USA LLC (as Original Lender, Agent and Arranger) By: ___________________________ Name with block letters:

SCHEDULE 1
THE ORIGINAL LENDERS

Name of Original Lender	Commitment
ABN AMRO Capital USA LLC	USD 15,000,000
Total:	USD 15,000,000

SCHEDULE 2
Conditions Precedent

Part I
Conditions Precedent to Initial Utilisation

1.	The Parent and the Obligors

(a)	A copy of the constitutional documents of the Parent and each Obligor.

(b)	A copy of a resolution of the board of directors of the Parent and each Obligor:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)
authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.

(d)
A certificate of the Company (signed by a director) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on any Obligor to be exceeded.

(e)
A certificate of an authorised signatory of the Company certifying that each copy document relating to it specified in this Part I of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2.	Finance Documents

(a)	This Agreement, duly executed by the parties to it.

(b)	The Intercreditor Agreement, duly executed by the parties to it.

(c)	The Bond Terms, duly executed by the parties to it, and evidence that the Bonds thereunder have been issued and that the proceeds thereof have been released from the Escrow Account.

(d)	The Security Documents, duly executed and perfected.

(e)	The Fee Letters, duly executed and perfected.

3.	Other documents and evidence

(a)
A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Company accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

(b)	Evidence that the Existing Indebtedness has been unconditionally and irrevocably repaid in full.

(c)	Copies of the Parent's and the Company's latest financial statements, budgets and cash flow projections.

(d)	Evidence that the consolidated Free Liquidity of the Company is minimum USD 20,000,000 on the Closing Date.

(e)	Evidence of the Market Value of the Vessels dated no earlier than 30 days before the Closing Date, evidencing compliance with Clause 7.2 (Market Value of Vessels).

(f)	Copies of the duly executed General Management Agreement and the Vessel Management Agreements.

(g)
An undertaking from any Vessel Manager within the Parent Group, subordinating its claims for fees to the Secured Obligations and granting termination rights to the Security Agent in case of an Event of Default.

(h)	An undertaking from the General Manager, subordinating its claims for fees to the Secured Obligations and granting termination rights to the Security Agent in case of an Event of Default.

(i)	Copies of any Charter Contracts with firm duration of more than 12 months.

(j)	Loan agreements in respect of any Shareholder Loans or Intra-Group Debt.

(k)
Evidence that all insurances pursuant to Clause 21.18 (Insurances) have been taken out and are in full force and effect (including, if so requested by the Agent, a confirmation/insurance report from BankServe or other third party insurance advisor acceptable to the Agent).

(l)
Transcripts from the relevant registry showing that the relevant Vessel is duly registered in the name of the respective Vessel Owner, flying the flag of an approved flag state and free and clear of any encumbrances other than any Permitted Security.

(m)
A copy of the class certificate for the Vessels from an Approved Classification Society, confirming that the Vessel is classed with the highest class, free of any outstanding or overdue recommendations and conditions.

(n)	A copy of the current SMC, ISSC and DOC for the relevant Vessels.

(o)	Evidence that the fees, costs and expenses then due from the Company pursuant to Clause 11 (Fees) and Clause 16 (Costs and Expenses) have been paid or will be paid by the first Utilisation Date.

(p)	Evidence of the appointment of a process agent, if relevant.

(q)
Legal opinions in respect of the existence and capacity of the Parent and the Obligors and the legality, validity, binding effect and enforceability of the Finance Documents, including without limitation perfection of the Security contemplated by the Security Documents.

(r)
Such documentation and other evidence needed for the Agent or the Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in respect of the Parent and the Obligors.

(s)	Any other document, authorization, opinion or assurance reasonably required by the Agent.

SCHEDULE 3
Utilisation Request
From:    Eagle Bulk ShipCo LLC
To:    ABN AMRO Capital USA LLC
Dated:
Dear Sirs
Eagle Bulk ShipCo LLC – USD 15,000,000 Super Senior Credit Facility Agreement dated [ ● ] 2017 (the "Agreement")

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)
Amount:	[ ] or, if less, the Available Facility
Interest Period:	[ ]

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) of the Agreement is satisfied on the date of this Utilisation Request.

4.	This Utilisation Request is irrevocable.
Yours faithfully

…………………………………
authorised signatory for
Eagle Bulk ShipCo LLC

SCHEDULE 4
Form of Transfer Certificate
To:    [           ] as Agent

From:	[The Existing Lender] (the "Existing Lender") and [The New Lender] (the "New Lender")
Dated:
Eagle Bulk ShipCo LLC – USD 15,000,000 Super Senior Credit Facility Agreement dated [ ● ] 2017 (the "Agreement")

1.
We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 24.5 (Procedure for transfer) of the Agreement:

(a)
The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation, and in accordance with Clause 24.5 (Procedure for transfer) of the Agreement, all of the Existing Lender's rights and obligations under the Agreement and the other Finance Documents which relate to that portion of the Existing Lender's Commitment and participations in Loans under the Agreement as specified in the Schedule.

(b)	The proposed Transfer Date is [ ].

(c)	The Facility Office and address and attention details for notices of the New Lender for the purposes of Clause 30.2 (Addresses) of the Agreement are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender's obligations set out in paragraph (c) of Clause 24.4 (Limitation of responsibility of Existing Lenders) of the Agreement.

4.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

5.	This Transfer Certificate governed by Norwegian law.

6.
The courts of Norway have exclusive jurisdiction to settle any dispute arising out of or in connection with this Transfer Certificate and the parties therefore irrevocably submit to the exclusive jurisdiction of the Oslo district court (Oslo tingrett).

7.	This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.

The Schedule
Commitment/rights and obligations to be transferred

[insert relevant details]
[Facility Office address and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]
By:	By:

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [           ].
[Agent]
By:

SCHEDULE 5
Form of Compliance Certificate
To:     ABN AMRO Capital USA LLC as Agent
From:    [ ● ]
Dated:
Dear Sirs
Eagle Bulk ShipCo LLC – USD 15,000,000 Super Senior Credit Facility Agreement dated [ ● ] 2017 (the "Agreement")

1.
We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that as of [the relevant testing date]:

a.	the consolidated Free Liquidity of the Group is USD [●]

b.	the Leverage Ratio is [●]

3.
We confirm that as of [the relevant testing date] each set of financial statements delivered pursuant to Clause 19.1 (Financial statements) of the Agreement fairly represents the Company's financial condition as at the date as which those financial statements were drawn up.

4.	We confirm that as of [the relevant testing date], we are in compliance with Clause 7.2 (Market Value of Vessels). Copies of valuations evidencing Market Value is attached as Appendix 1 hereto.

5.
We confirm that at [the relevant testing date] no Default is continuing and further that there has been no change that would have a Material Adverse Effect since the date of the financial statements or the Compliance Certificate last submitted to you.

Signed:
Authorised signatory
of
Eagle Bulk ShipCo LLC

SCHEDULE 6
Initial Vessels

#	Initial Vessel:	Vessel Owner:	Built	IMO No.
1	Singapore Eagle	Singapore Eagle LLC	3-Jan-17	9788100
2	Stamford Eagle	Stamford Eagle LLC	15-Feb-16	9441269
3	Sandpiper Bulker	Sandpiper Shipping LLC	18-Oct-11	9441271
4	Roadrunner Bulker	Roadrunner Shipping LLC	1-Sep-11	9274575
5	Puffin Bulker	Puffin Shipping LLC	18-Aug-11	9224659
6	Petrel Bulker	Petrel Shipping LLC	13-Jul-11	9441283
7	Owl	Owl Shipping LLC	8-Jul-11	9478626
8	Oriole	Oriole Shipping LLC	19-May-11	9418729
9	Thrush	Thrush Shipping LLC	5-Jan-11	9441295
10	Thrasher	Thrasher Shipping LLC	28-Jan-10	9244855
11	Egret Bulker	Egret Shipping LLC	16-Jan-10	9224661
12	Crane	Crane Shipping LLC	12-Jan-10	9284843
13	Canary	Canary Shipping LLC	15-Dec-09	9296157
14	Bittern	Bittern Shipping LLC	20-Oct-09	9223552
15	Stellar Eagle	Stellar Eagle Shipping LLC	24-Mar-09	9441374
16	Crested Eagle	Crested Eagle Shipping LLC	1-Feb-09	9241504
17	Crowned Eagle	Crowned Eagle Shipping LLC	11-Nov-08	9441386
18	Jaeger	Jaeger Shipping LLC	29-Oct-04	9441398
19	Cardinal	Cardinal Shipping LLC	1-Jul-04	9441403
20	Kestrel I	Kestrel Shipping LLC	3-Jun-04	9441415
21	Skua	Skua Shipping LLC	16-May-03	9441427
22	Shrike	Shrike Shipping LLC	26-Mar-03	9237187
23	Tern	Tern Shipping LLC	1-Jan-03	9237199
24	Osprey I	Osprey Shipping LLC	1-Jul-02	9735127
25	Goldeneye	Goldeneye Shipping LLC	15-Jan-02	9514004
26	Merlin	Merlin Shipping LLC	1-Mar-01	9266190
27	Condor	Condor Shipping LLC	1-Jan-01	9347932
28	Hawk I	Hawk Shipping LLC	1-Jan-01	9347920

SCHEDULE 7

Management fees

(1)
USD 150,000 per Vessel per annum for commercial management services inclusive of operations in the first year following the Closing Date, subject to annual increases thereafter, as fairly and reasonably determined by the relevant Guarantor, at arm’s length and in line with market standards.

(2)
USD 135,000 per Vessel per annum for technical management in the first year following the Closing Date, subject to annual increases thereafter, as fairly and reasonably determined by the relevant Guarantor at arm’s length and in line with market standards.

(3)	1.0% fee for any vessel purchase or subsequent sale.